                      AGREEMENT AND PLAN OF REORGANIZATION

                                   DATED AS OF

                                 March 2, 2000,

                                      AMONG

                          WIRELESS TELECOM GROUP, INC.

                              WTT ACQUISITION CORP.

                                       AND

                            BOONTON ELECTRONICS CORP.

                                TABLE OF CONTENTS

SECTION                                                                    Page
-------                                                                    ----

ARTICLE I   GENERAL .....................................................   1
                  1.1   THE MERGER ......................................   1
                  1.2   THE EFFECTIVE TIME OF THE MERGER ................   2
                  1.3   EFFECT OF MERGER ................................   2
                  1.4   CERTIFICATE AND BY-LAWS OF
                         SURVIVING CORPORATION ..........................   2
                  1.5   TAKING OF NECESSARY ACTION ......................   2
                  1.6   TAX-FREE REORGANIZATION .........................   3
                  1.7   CLOSING .........................................   3

ARTICLE II  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
            CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES ..........   3
                  2.1   EFFECT ON CAPITAL STOCK .........................   3
                  2.2   EXCHANGE OF CERTIFICATES ........................   4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE
            PRINCIPAL SHAREHOLDERS ......................................   8
                  3.1   CAPACITY; AUTHORITY; NO CONSENTS. ...............   8
                  3.2   AGREEMENTS, ETC. ................................   9
                  3.3   CERTAIN AGREEMENTS. .............................   9
                  3.4   BROKERS .........................................   9
                  3.5   RELATED TRANSACTIONS ............................   9
                  3.6   AMOUNTS OWED. ...................................  10

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...............  10
                  4.1   ORGANIZATION; GOOD STANDING;
                        QUALIFICATION AND POWER .........................  10
                  4.2   EQUITY INVESTMENTS ..............................  11
                  4.3   MARGIN STOCK ....................................  11
                  4.4   CAPITAL STOCK; SECURITIES .......................  12
                  4.5   AUTHORITY; NO CONSENTS ..........................  12
                  4.6   SEC DOCUMENTS ...................................  14
                  4.7   FINANCIAL STATEMENTS ............................  14
                  4.8   COLLECTABILITY OF ACCOUNTS RECEIVABLE ...........  15
                  4.9   ABSENCE OF UNDISCLOSED LIABILITIES ..............  15
                  4.10  ABSENCE OF CHANGES; CONDUCT OF BUSINESS .........  15
                  4.11  TAX MATTERS .....................................  18
                  4.12  BOOKS AND RECORDS; AUDITS AND INVESTIGATIONS ....  20
                  4.13  TITLE TO ASSETS, PROPERTIES AND
                        RIGHTS AND RELATED MATTERS ......................  20

                  4.14  ENVIRONMENTAL LIABILITY .........................  22
                  4.15  ASSESSMENTS .....................................  23
                  4.16  INTELLECTUAL PROPERTY ...........................  24
                  4.17  AGREEMENTS, ETC. ................................  24
                  4.18  SUPPLIERS; RAW MATERIALS ........................  26
                  4.19  CUSTOMERS; SALES REPRESENTATIVES ................  26
                  4.20  NO DEFAULTS, ETC. ...............................  27
                  4.21  LITIGATION, OBSERVANCE OF STATUES,
                        REGULATIONS AND ORDERS ..........................  28
                  4.22  LICENSES, PERMITS, ETC. .........................  28
                  4.23  COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS .........  29
                  4.24  LABOR RELATIONS; EMPLOYEES ......................  29
                  4.25  EMPLOYEE BENEFIT PLANS AND CONTRACTS ............  31
                  4.26  CERTAIN AGREEMENTS ..............................  34
                  4.27  INSURANCE .......................................  35
                  4.28  BROKERS .........................................  35
                  4.29  RELATED TRANSACTIONS ............................  35
                  4.30  BOARD APPROVAL ..................................  36
                  4.31  VOTE REQUIRED ...................................  36
                  4.32  OFFICERS AND DIRECTORS ..........................  36
                  4.33  INFORMATION SUPPLIED ............................  36
                  4.34  BANK ACCOUNTS; CREDIT AND CHARGE CARDS ..........  37
                  4.35  COMPANY NOT AN INTERESTED SHAREHOLDER ...........  37
                  4.36  INVESTMENT COMPANY ACT; PUBLIC
                        UTILITY HOLDING COMPANY ACT .....................  37
                  4.37  NO RIGHT OF ACTION ..............................  37
                  4.38  KNOWLEDGE DEFINITION ............................  38
                  4.39  YEAR 2000 COMPLIANCE ............................  38
                  4.40  DIRECTORS LIABILITIES. ..........................  38
                  4.41  FULL DISCLOSURE .................................  39

ARTICLE V REPRESENTATIONS AND WARRANTIES OF
            PARENT AND ACQUISITION SUB ..................................  39
                  5.1   ORGANIZATION; GOOD STANDING;
                        QUALIFICATION AND POWER .........................  39
                  5.2   INFORMATION SUPPLIED ............................  40
                  5.3   CONTINUITY OF BUSINESS ENTERPRISE ...............  40
                  5.4   AUTHORITY; NO CONSENTS ..........................  40
                  5.5   SEC DOCUMENTS ...................................  41
                  5.6   FINANCIAL STATEMENTS ............................  42
                  5.7   ABSENCE OF UNDISCLOSED LIABILITIES ..............  42
                  5.8   ABSENCE OF CHANGES ..............................  42
                  5.9   TAX REPRESENTATION LETTER .......................  43
                  5.10  FULL DISCLOSURE .................................  43
                  5.11  TAX MATTERS. ....................................  43
                  5.12  NO DEFAULTS, ETC. ...............................  43
                  5.13  BOARD APPROVAL. .................................  43

                  5.14  PARENT COMMON STOCK. ............................  44

ARTICLE VI VOTING AGREEMENT .............................................  44
                  6.1   AGREEMENT TO VOTE ...............................  44

ARTICLE VII CONDUCT AND TRANSACTIONS PRIOR TO
            EFFECTIVE TIME; ADDITIONAL AGREEMENTS .......................  45
                  7.1   ACCESS TO RECORDS AND PROPERTIES OF
                        EACH PARTY; CONFIDENTIALITY .....................  45
                  7.2   OPERATION OF BUSINESS OF THE COMPANY ............  46
                  7.3   NEGOTIATION WITH OTHERS .........................  46
                  7.4   PREPARATION OF S-4; OTHER FILINGS ...............  47
                  7.5    ADVICE OF CHANGES ..............................  48
                  7.6   LETTER OF THE COMPANY'S ACCOUNTANTS .............  48
                  7.7   LETTER OF PARENT'S ACCOUNTANTS ..................  49
                  7.8   SHAREHOLDERS' APPROVAL ..........................  49
                  7.9   LEGAL CONDITIONS TO MERGER ......................  50
                  7.10  CONSENTS ........................................  50
                  7.11  EFFORTS TO CONSUMMATE ...........................  50
                  7.12  NOTICE OF PROSPECTIVE BREACH ....................  51
                  7.13  PUBLIC ANNOUNCEMENTS ............................  51
                  7.14  NOTICE OF DEVELOPMENTS ..........................  51
                  7.15  AGREEMENT REGARDING PROCEEDINGS .................  52
                  7.16  CERTAIN OBLIGATIONS .............................  52
                  7.17  PRINCIPAL SHAREHOLDER AGREEMENTS. ...............  52

ARTICLE VIII CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATIONS ...........  53
                  8.1   SHAREHOLDER APPROVAL; AGREEMENT OF MERGER .......  53
                  8.2   APPROVALS .......................................  53
                  8.3   LEGAL ACTION ....................................  53
                  8.4   S-4 .............................................  54
                  8.5   LEGISLATION .....................................  54
                  8.6   TAX-FREE REORGANIZATION .........................  54

ARTICLE IX  CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION SUB .....  54
                  9.1   REPRESENTATIONS AND WARRANTIES ..................  54
                  9.2   PERFORMANCE OF OBLIGATIONS OF THE COMPANY .......  55
                  9.3   AUTHORIZATION OF MERGER .........................  55
                  9.4   MERGER FILING ...................................  55
                  9.5   CERTIFICATE .....................................  56
                  9.6   GOOD STANDING CERTIFICATES ......................  56
                  9.7   OPINION OF THE COMPANY'S COUNSEL ................  56
                  9.8   ACCEPTANCE BY COUNSEL TO PARENT AND
                        ACQUISITION  SUB ................................  56
                  9.9   CONSENTS AND APPROVALS ..........................  56
                  9.10  GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. .......  56
                  9.11  TRANSACTION DOCUMENTS ...........................  56

                  9.12  REPAYMENT OF INDEBTEDNESS .......................  57
                  9.13  CONFIDENTIALITY, NON-COMPETITION AND
                        NO SOLICITATION AGREEMENTS ......................  57
                  9.14  SCHEDULES .......................................  57
                  9.15  SETTLEMENT AGREEMENT ............................  57

ARTICLE X   CONDITIONS TO OBLIGATIONS OF THE COMPANY
            AND THE PRINCIPAL SHAREHOLDERS ..............................  58
                  10.1  REPRESENTATIONS AND WARRANTIES ..................  58
                  10.2  PERFORMANCE OF OBLIGATIONS OF PARENT
                        AND ACQUISITION SUB .............................  58
                  10.3  AUTHORIZATION OF MERGER .........................  58
                  10.4  CERTIFICATE .....................................  59
                  10.5  GOOD STANDING CERTIFICATES ......................  59
                  10.6  OPINION OF PARENT'S COUNSEL .....................  59
                  10.7  ACCEPTANCE BY COUNSEL TO COMPANY ................  59
                  10.8  CONSENTS AND APPROVALS ..........................  59
                  10.9  GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. .......  59
                  10.10 TRANSACTION DOCUMENTS ...........................  59

ARTICLE XI  CONFIDENTIALITY, NON-COMPETE AND NO SOLICITATION ............  60
                  11.1  CONFIDENTIALITY .................................  60
                  11.2  NON-COMPETE .....................................  60
                  11.3  NO SOLICITATION .................................  61

ARTICLE XII INDEMNIFICATION .............................................  61
                  12.1  INDEMNIFICATION BY THE COMPANY. .................  61
                  12.2  INDEMNIFICATION BY PRINCIPAL SHAREHOLDER. .......  62
                  12.3  INDEMNIFICATION BY PARENT AND ACQUISITION SUB. ..  63
                  12.4  LOSS INDEMNITY PROCEDURE ........................  63
                  12.5  DURATION OF INDEMNIFICATION .....................  64
                  12.6  NO CLAIM AGAINST SURVIVING CORPORATION/COMPANY ..  64
                  12.7  LIMITATIONS ON INDEMNITY ........................  64
                  12.8  OTHER INDEMNIFICATION PROVISIONS ................  66

ARTICLE XIII      PAYMENT OF CERTAIN FEES AND EXPENSES ..................  67
                  13.1  PAYMENT OF CERTAIN FEES AND EXPENSES ............  67

ARTICLE XIV TERMINATION; AMENDMENT, MODIFICATION AND WAIVER .............  68
                  14.1  TERMINATION .....................................  68
                  14.2  EFFECT OF TERMINATION ...........................  69

ARTICLE XV  MISCELLANEOUS ...............................................  69
                  15.1  SURVIVAL; EFFECT OF DISCLOSURE ..................  69
                  15.2  ENTIRE AGREEMENT ................................  70
                  15.3  DESCRIPTIVE HEADINGS ............................  70
                  15.4  NOTICES .........................................  70

                  15.5  COUNTERPARTS ....................................  71
                  15.6  GOVERNING LAW ...................................  71
                  15.7  BENEFITS OF AGREEMENT ...........................  72
                  15.8  PRONOUNS ........................................  72
                  15.9  WAIVER, AMENDMENT AND MODIFICATION ..............  72
                  15.10 SPECIFIC PERFORMANCE ............................  72
                  15.11 SEVERABILITY ....................................  73

EXHIBITS

1.2   Form Plan of Merger
5.9   Tax Representation Letter
7.18  Parent Promissory Note
9.7   Opinion of Company's Counsel
10.6  Opinion of Parent's Counsel

SCHEDULES

Schedule                Section

Schedule 3.2            -  Agreements
Schedule 3.3            -  Certain Agreement
Schedule 4.5            -  Environmental Consents
Schedule 4.6            -  10b-5
Schedule 4.10(d)        -  Liabilities Not in the Ordinary Course
Schedule 4.10(g)        -  Current Liabilities
Schedule 4.10(k)        -  Termination of Material Contracts
Schedule 4.10(s)        -  Termination of Employment
Schedule 4.10(u)        -  Litigation
Schedule 4.11(c)        -  Tax
Schedule 4.12           -  Audits and Investigations
Schedule 4.13(a)        -  Encumbrances
Schedule 4.13(e)        -  Real Properties
Schedule 4.13(g)        -  Rights to Assets
Schedule 4.13(i)        -  Machinery and Equipment
Schedule 4.14           -  Environmental Liability
Schedule 4.16           -  Intellectual Property
Schedule 4.17           -  Agreements
Schedule 4.18           -  Suppliers
Schedule 4.19(a)        -  Customers
Schedule 4.19(b)        -  Sales Representatives
Schedule 4.20           -  No Defaults
Schedule 4.21           -  Litigation
Schedule 4.23           -  Compliance
Schedule 4.24           -  Employees
Schedule 4.24(h)        -  Labor Relations

Schedule 4.25(a)        -  Employee Benefit Plans
Schedule 4.25(d)        -  Employee Benefit Plans
Schedule 4.25(i)        -  Employee Benefit Plans Government Approvals
Schedule 4.25(k)        -  Employee Benefit Plans to Former Employees
Schedule 4.27           -  Insurance
Schedule 4.32           -  Officers and Directors
Schedule 4.34           -  Bank Accounts; Credit and Charge Cards
Schedule 4.39           -  Year 2000 Compliance
Schedule 4.40           -  Directors Liabilities
Schedule 7.16           -  Lafferty Liabilities
Schedule 9.12           -  Company EDA Indebtedness

                             INDEX OF DEFINED TERMS

Acquisition Sub ...........................................................    1
Acquisition Transaction ...................................................   47
Actions ...................................................................   28
affiliate .................................................................   35
Agreement .................................................................    1
Assets ....................................................................   21
associate .................................................................   35
Assumption Notice .........................................................   63
Benefit Arrangements ......................................................   32
Books and Records .........................................................   18
Break-Up Fee ..............................................................   67
Business Day ..............................................................    3
Certificate ...............................................................   11
Closing ...................................................................    3
Closing Date ..............................................................    3
Code ......................................................................    3
Collectible Accounts Receivable ...........................................   15
Company ...................................................................    1
Company Common Stock ......................................................    1
Company EDA Indebtedness ..................................................   57
Company Financial Statements ..............................................   14
Company Options ...........................................................    8
Company Returns ...........................................................   19
Company Sales Representatives .............................................   27
Company SEC Documents .....................................................   14
Company Warrants ..........................................................    8
Constituent Corporations ..................................................    1
Covered Action ............................................................   62
DB&S ......................................................................   56
EDA Advance ...............................................................   57
Effective Time ............................................................    2
Employee ..................................................................   31
Employee Plans ............................................................   31
Encumbrances ..............................................................   20
Environmental Laws ........................................................   23
ERISA .....................................................................   31
ERISA Affiliate ...........................................................   31
Exchange Act ..............................................................   13
Exchange Agent ............................................................    5
Exchange Fund .............................................................    5
Executory Period ..........................................................   45
FAS No. 5 .................................................................   15
GAAP ......................................................................   14
Government Contracts ......................................................   26
Governmental Authority ....................................................   13

Hazardous Substance .......................................................   23
HSR Act ...................................................................   50
Indemnification Notice ....................................................   63
Indemnified Party .........................................................   63
Indemnifying Party ........................................................   63
Intellectual Property Rights ..............................................   24
Lafferty Liability ........................................................   38
Liability .................................................................   15
Loan Agreement ............................................................   57
Losses ....................................................................   62
Mailing Date ..............................................................   50
Material Adverse Effect ...................................................   11
Merger ....................................................................    1
Merger Shares .............................................................    4
Modification ..............................................................   72
Multiemployer Plan ........................................................   32
New Jersey Statute ........................................................    1
NJEDA .....................................................................   57
Old Certificates ..........................................................    5
Order .....................................................................   22
Ordinary Course ...........................................................   15
Other Filings .............................................................   48
Parent ....................................................................    1
Parent Common Stock .......................................................    1
Parent Financial Statements ...............................................   42
Parent Returns ............................................................   43
Parent SEC Documents ......................................................   41
Pension Plans .............................................................   31
Permitted Transaction Costs ...............................................   67
Person ....................................................................    7
Plan of Merger ............................................................    1
Principal Shareholders ....................................................    1
Purchasing Companies ......................................................   60
S-4 .......................................................................   13
SEC .......................................................................   13
Share Consideration .......................................................    4
Shareholder Action ........................................................   49
Shareholder Statement .....................................................   49
Shareholders ..............................................................    5
Shareholders' Materials ...................................................   49
Shareholders' Meeting .....................................................   49
Subsidiary ................................................................    4
Surviving Corporation .....................................................    1
Tax .......................................................................   19
Taxes .....................................................................   19
to the best knowledge of the Company ......................................   38
Transaction Documents .....................................................    1

Uncollectable Accounts Receivable .........................................   15
Year 2000 Compliant .......................................................   38

            AGREEMENT AND PLAN OF REORGANIZATION dated as of March 1, 2000, among Wireless Telecom Group, Inc., a New Jersey corporation ("Parent"), WTT Acquisition Corp., a New Jersey corporation and wholly-owned subsidiary of Parent ("Acquisition Sub"), and Boonton Electronics Corp., a New Jersey corporation (the "Company"), and the Company's shareholders listed on the signature page to this Agreement (the "Principal Shareholders").

            The Boards of Directors of Parent, Acquisition Sub and the Company have each duly approved and adopted this Agreement and Plan of Reorganization (this "Agreement"), the plan of merger (the "Plan of Merger") and the proposed merger of Acquisition Sub with and into the Company in accordance with this Agreement, the Plan of Merger and the New Jersey Business Corporation Act (the "New Jersey Statute"), whereby, among other things, the issued and outstanding shares of common stock, $.10 par value, of the Company (the "Company Common Stock"), will be exchanged and converted into shares of common stock, $.01 par value, of Parent (the "Parent Common Stock") in the manner set forth in Article II hereof and in the Plan of Merger, upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger. As used herein, the term "Transaction Documents" shall mean collectively, this Agreement, the Plan of Merger, Parent Promissory Note, the Confidentiality Agreement, Non-competition Agreement, and No Solicitation Agreements, and the other documents, instruments and agreements contemplated hereby and executed and delivered in connection herewith.

            NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Plan of Merger and the representations, warranties, covenants, agreements, conditions and promises contained herein and therein, the parties hereby agree as follows:

                                   ARTICLE I

                                    GENERAL

            1.1 THE MERGER. In accordance with the provisions of this Agreement, the Plan of Merger and the New Jersey Statute, Acquisition Sub shall be merged with and into the Company (the "Merger"), which at and after the Effective Time shall be, and is sometimes herein referred to as, the "Surviving Corporation." Acquisition Sub and the Company are sometimes referred to as the "Constituent Corporations."

            1.2 THE EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, the Plan of Merger in substantially the form set forth in
EXHIBIT 1.2 shall be executed, delivered and filed with the Treasurer of the State of New Jersey by each of the Constituent Corporations on the Closing Date in the manner provided under Section 14A:10-4.1 of the New Jersey Statute. The Merger shall become effective (the "Effective Time") upon the filing of the Certificate of Merger (to which the Plan of Merger is an exhibit) with the Treasurer of the State of New Jersey.

            1.3 EFFECT OF MERGER. At the Effective Time, the separate existence of Acquisition Sub shall cease and Acquisition Sub shall be merged with and into the Company and the Company shall continue as the Surviving Corporation. The Surviving Corporation shall possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations and the Merger shall have such other effects as provided by the New Jersey Statute.

            1.4 CERTIFICATE AND BY-LAWS OF SURVIVING CORPORATION. From and after the Effective Time: (a) the Certificate of the Company shall be amended, and the Certificate of the Company, as so amended, shall be the Certificate of the Surviving Corporation, unless and until altered, amended or repealed as provided in the New Jersey Statute; (b) the by-laws of the Acquisition Sub shall be the by-laws of the Surviving Corporation; (c) the directors of Acquisition Sub shall be the directors of the Surviving Corporation, unless and until removed, or until their respective terms of office shall have expired, in accordance with the New Jersey Statute, the Certificate or the by-laws of the Surviving Corporation, as applicable; and (d) the officers of the Acquisition Sub shall be the officers of the Surviving Corporation, unless and until removed, or until their terms of office shall have expired, in accordance with the New Jersey Statute, the Certificate or the by-laws of the Surviving Corporation, as applicable.

            1.5 TAKING OF NECESSARY ACTION. Prior to the Effective Time, the parties hereto shall do or cause to be done all such acts and things as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable, in accordance with this Agreement, the Plan of Merger, and the New Jersey Statute. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest in the Surviving Corporation full title to all Assets, privileges, rights and entitlements (as well as the obligations and duties) of either

Constituent Corporations, the officers and directors of such corporations shall take all such lawful and necessary action.

            1.6 TAX-FREE REORGANIZATION. For Federal income tax purposes, the parties intend that the Merger be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) of the Code.

            1.7 CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article XIII, and subject to this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York City time) on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall be not later than the third (3rd) Business Day after all the conditions set forth in Articles VIII, IX and X shall have been satisfied (or waived to the extent the same may be waived), unless another date is agreed to in writing by the Parent and the Company. The Closing shall take place at the offices of Morrison Cohen Singer & Weinstein, LLP 750 Lexington Avenue, New York, New York 10022, unless another place is agreed to in writing by the parties. As used herein, the term "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks are permitted to close in New Jersey or New York.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

            2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, subject and pursuant to the terms and conditions of this Agreement and the Plan of Merger, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of the capital stock of the Constituent
Corporations:

                  (a) CAPITAL STOCK OF ACQUISITION SUB. Each issued and outstanding share of common stock, par value $.01 per share, of Acquisition Sub shall immediately prior to the Effective Time be deemed cancelled and converted into and shall represent the right to receive one share of common stock, par value $.10 per share, of the Surviving Corporation.

                  (b) CANCELLATION OF CERTAIN SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock that is immediately prior to the Effective
Time: (i) owned by the Company as treasury stock; (ii) owned by any Subsidiary of the Company; or (iii) owned by Parent or any subsidiary of Parent, shall be cancelled and no Parent Common Stock or other consideration shall be delivered in exchange therefor. As used in this Agreement, a "Subsidiary" means with respect to any Person (a) any corporation or other entity with respect to which such Person, directly or indirectly, has the power to vote or direct the voting of securities sufficient to elect a majority of the directors or other managers thereof or (b) any corporation or other entity with respect to which another Person, directly or indirectly, owns fifty percent (50%) or more of the aggregate equity interests therein.

                  (c) EXCHANGE RATIO FOR COMPANY COMMON STOCK. Subject to
Section 2.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.1(b)) shall be deemed cancelled and converted into and shall represent the right to receive .79 shares of Parent Common Stock in accordance with
Section 2.2 (the "Share Consideration") For convenience of reference, the shares of Parent Common Stock to be issued upon the exchange and conversion of Company Common Stock in accordance with this Section 2.1(c) are sometimes hereinafter collectively referred to as the "Merger Shares."

                  (d) ADJUSTMENTS FOR CAPITAL CHANGES. If, prior to the Effective Time, Parent or the Company recapitalizes through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares or other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, then the Share Consideration shall be adjusted appropriately so as to maintain the relative proportionate interests of the holders of shares of Company Common Stock and the holders of shares of Parent Common Stock.

            2.2 EXCHANGE OF CERTIFICATES.

                  (a) PROCEDURE FOR EXCHANGE. Prior to the Closing Date, Parent shall select American Stock Transfer & Trust Company as exchange agent (the "Exchange Agent") to act in such capacity in connection with the Merger. As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders (the "Shareholders") of shares of Company Common Stock, for exchange in accordance with this Article II and the Plan of Merger certificates representing the shares of Parent Common Stock contemplated to be issued as Merger Shares (which shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter collectively referred to as the "Exchange Fund"). As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately before the Effective Time represented issued and outstanding shares of Company Common Stock (collectively, the "Old Certificates"): (i) a letter of transmittal advising such holders of the terms of the exchange effected by the Merger (and specifying how delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of Old Certificates in exchange for certificates representing Merger Shares. Upon surrender of an Old Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Old Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and the Plan of Merger, and the Old Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which are not registered on the transfer records of the Company, it shall be a condition of the exchange thereof that the Old Certificate representing such Company Common Stock is presented to the Exchange Agent properly endorsed and otherwise in proper form for transfer and accompanied by all documents required to evidence and affect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2(a) and the Plan of Merger, each Old Certificate shall be deemed, on and after the Effective Time, to represent only the right to receive upon such surrender (x) the certificate representing shares of Parent Common Stock and (y) cash in lieu of fractional shares (as hereinafter provided) of Parent Common Stock as contemplated by this Article II and the Plan of Merger.

                  (b) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) or the Plan of Merger until the holder of record of such Old Certificate shall surrender such Old Certificate. Subject to the effect of applicable laws, following surrender of any such Old Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
Section 2.2(d) and the Plan of Merger and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

                  (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms of this Article II and the Plan of Merger (including any cash paid pursuant to Section 2.2(b) or 2.2(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and there shall be no further registration or transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Old Certificate is presented to the Surviving Corporation for any reason, such Old Certificate shall be cancelled and exchanged as provided in this Article II and the Plan of Merger.

                  (d) NO ISSUANCE OF FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent such as rights to dividends, stock splits or interest in lieu of issuing certificates for fractional shares. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of certificates evidencing Company Common Stock for exchange pursuant to this Section 2.2(d) shall be entitled to receive from Parent a cash payment equal to the product of such fraction and the closing price of a share of Parent Common Stock on the Closing Date.

                  (e) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Old Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue an exchange for such loss, stolen or destroyed Old Certificate the consideration payable and exchange therefor pursuant to this Article II. The Exchange Agent or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Old Certificate to give the Exchange Agent a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Old Certificate alleged to have been lost, stolen or destroyed. As used in this Agreement, the term "Person" shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for eighteen
(18) months after the Effective Time shall be delivered to Parent, and upon demand from any former Shareholders of the Company who have not theretofore complied with this Article II, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock shall be distributed, to the former Shareholders of the Company upon the receipt of proper Certificates and/or evidence reasonably satisfactory in form and substance to the Parent.

                  (g) NO LIABILITY. Neither the Exchange Agent, Parent, Acquisition Sub nor the Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for either shares (or dividends or distributions with respect thereto) of Parent Common Stock to be issued in exchange for Company Common Stock pursuant to this Section 2.2, if, on or after the expiration of eighteen (18) months following the Effective Date, such shares are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS

             Each Principal Shareholder represents and warrants to Parent and Acquisition Sub with respect to himself or itself only that:

             3.1 CAPACITY; AUTHORITY; NO CONSENTS. Each such Principal Shareholder who is a natural Principal Shareholders has the requisite capacity and authority to execute, deliver and perform the Transaction Documents to which he is a party and in the case of a non-natural Principal Shareholder, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all action, hereby necessary corporate action, on the part of such Principal Shareholder; and this Agreement and the other Transaction Documents to which he/it is a party have been, and will be, duly and validly executed and delivered by him/it, and this Agreement and the other Transaction Documents to which he/it is a party are, and will be, the valid and binding obligations of such Principal Shareholder, enforceable against him/it in accordance with their respective terms subject to bankruptcy, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights of creditors generally or general equitable principles.

             3.2 AGREEMENTS, ETC. Schedule 3.2 sets forth opposite such Principal Shareholder's name a true and complete list and accurate description of the material terms of (i) all the employment and consultancy arrangements between the Company and such Principal Shareholder and (ii) any other type of contract, commitment or understanding between the Company and such Principal Shareholder which (except as otherwise generally provided by applicable law) is not immediately terminable without cost or other liability at or at any time after the Effective Time, in each case to which such Principal Shareholder is a party and not made in the Ordinary Course of business, or made in the Ordinary Course of business which are currently in effect.

             3.3 CERTAIN AGREEMENTS. Except as provided in this Agreement or as otherwise set forth on Schedule 3.3 attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

                   (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to such Principal Shareholder, under any Employee Plan, Benefit Arrangement or otherwise;

                  (b) increase any benefits otherwise payable under any Employee Plan or Benefit Arrangement to such Principal Shareholder; or

                  (c) result in the acceleration of the time of payment or vesting of any such benefits to such Principal Shareholder.

            3.4 BROKERS. Such Principal Shareholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by the Transaction Documents.

            3.5 RELATED TRANSACTIONS. Such Principal Shareholder is not now, and has not been during the last three (3) fiscal years:

                  (a) a party to any transaction with the Company which requires filing of a 10-KSB or definitive proxy statement with the SEC (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or borrowing money from, or otherwise requiring payments to, such Principal Shareholder or any of his/its associates or affiliates), other than any transaction which has been disclosed in a definitive proxy statement or report filed by the Company in a timely fashion with the SEC;

                  (b) the direct or indirect owner, including any ownership by a family member, of a 10% or greater interest in any non-natural Person, which is, or has been, a supplier, customer, or, within the last 12 months, competitor, of the Company (other than non-affiliated holdings in publicly-held companies); or

                  (c) a party to any transaction with the Company whereby such Principal Shareholder received compensation (other than dividends paid by a publicly held corporation) from any other Person, which is, or has been, a supplier, customer, or, within the last 12 months, competitor of the Company.

            3.6 AMOUNTS OWED. Other than the amount owed to each such Principal Shareholder under the Director Liabilities (as defined in Section 4.40), the Company owes no other amounts to such Principal Shareholder.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Parent and Acquisition Sub that:

            4.1 ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. The
Company:

                  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; (b) has all requisite corporate power and authority to own, lease and operate its properties and Assets and to carry on its business in the Ordinary Course; and (c) is duly qualified and in good standing to do business in all jurisdictions in which the failure to be so qualified and in good standing could be reasonably expected to have a material adverse effect on such Person's business, Assets, operations, results of operations, liabilities, properties, condition (financial or otherwise), affairs or an effect which could materially impair the ability of a Person to perform any obligation under this Agreement or materially impair the consummation of the transaction contemplated hereby ("Material Adverse Effect"). The Company has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company has delivered to Parent true and complete copies of the Charter and by-laws of the Company as amended to the date hereof, and its minute books. As used in this Agreement, "Certificate" shall mean, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the general corporation law of the jurisdiction of its incorporation, including the articles or certificate of incorporation or organization, and any amendments thereto, as the same may have been restated, and any amendments thereto (including any articles or certificates of merger or consolidation or certificates of designation or similar instruments which effect any such amendment) which became effective after the most recent such restatement.

            4.2 EQUITY INVESTMENTS. The Company does not own any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, limited liability company, joint venture or other entity. The Company does not have any Subsidiaries. There are no options, warrants, rights, calls, commitments or agreements of any character to which the Company is a party or by which the Company is bound calling for the issuance of shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, any such capital stock, or other arrangement to acquire, at any time or under any circumstance, capital stock of the Company or any such other securities of the Company or the Company Sub.

            4.3 MARGIN STOCK. The Company owns no "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R. Part 221) of the Federal Reserve Board.

            4.4 CAPITAL STOCK; SECURITIES. The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, of which 2,387,332 shares are outstanding as of the Closing Date. As of the Closing Date, the Company has no outstanding warrants for shares of Company Common Stock (with no shares of Company Common Stock reserved for such purpose) (collectively, the "Company Warrants"). The Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, share of its capital stock or any such options, rights, convertible securities or obligations. All outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and non-assessable and not subject to preemptive rights. There are no voting trusts, voting agreements (except pursuant to Section 6.1 below), first offer rights, co-sale rights, transfer restrictions (other than restrictions imposed by federal or state securities laws) or other agreements, instruments or understandings (whether written or oral, formal or informal) with respect to the voting, registration, transfer or disposition of Company Securities to which the Company is a party or by which it is bound, or to the knowledge of the Company, among or between any Persons other than the Company.

            4.5 AUTHORITY; NO CONSENTS. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company; and this Agreement and the other Transaction Documents to which the Company is a party have been, and the Plan of Merger when executed and delivered by the Company will be, duly and validly executed and delivered by the Company, and this Agreement and the other Transaction Documents to which the Company is a party is, and the Plan of Merger when executed and delivered by the parties thereto will be, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms subject to bankruptcy, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights of creditors generally or general equitable principles. Neither the execution, delivery and performance of the Transaction Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any provision hereof or thereof will: (a) conflict with; (b) result in any violations of (c) cause a default under (with or without due notice, lapse of time or both); (d) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under; or (e) result in the creation of any Encumbrance on or against any Assets, right or property of the Company under any term, condition or provision of: (x) any instrument or agreement to which the Company is a party, or, to the knowledge of the Company, by which the Company, its properties, Assets or rights may be bound (except as shall have been waived or with respect to which consent shall have been obtained prior to the Closing) except where the foregoing would not result in a Material Adverse Effect on the Company; (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Federal, state, municipal, foreign or other governmental court, department, commission, board, bureau, agency or instrumentality ("Governmental Authority") applicable to the Company or any of its properties, Assets or rights except where the foregoing would not result in a Material Adverse Effect on the Company; or (z) the Company's Certificate or by-laws, as amended through the date hereof. Except as contemplated by this Agreement or the Plan of Merger, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by the Company and each Principal Shareholder of this Agreement, the Plan of Merger or the Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the Securities and Exchange Commission (the "SEC") of(A) Form S-4 with respect to the Merger Shares, the shares of Parent Common Stock to be issued in exchange for Vested Company Options and the shares of Parent Common Stock reserved for issuance upon exercise of the assumed Unvested Company Options and Company Warrants (as to which the option or warrant holder is, by the terms of the Company option plan or warrant in effect, entitled upon exercise of the option or warrant, to receive registered stock) (the "S-4") and (B) such reports and information under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby; (ii) such filings as may be required by the American Stock Exchange with respect to Parent Common Stock to be issued in connection with the Merger and the Company Warrants and Company Options to be assumed by Parent in the Merger; (iii) the filing of such documents with, and the obtaining of such orders from, various state securities and blue-sky authorities as are required in connection with the transactions contemplated hereby; (iv) the distribution of the Shareholders' Materials with respect to the adoption by the Shareholders of this Agreement and the Plan of Merger; (v) the filing of the Plan of Merger with the Treasurer of the State of New Jersey and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (vi) the filings or notices that may be required under Environmental Laws as set forth on
Schedule 4.5; and (vii) such other consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on the Company or materially impair the ability of the Company and the Shareholders to consummate the transactions contemplated by this Agreement or the Plan of Merger, including, without limitation, the Merger.

            4.6 SEC DOCUMENTS. The Company has furnished Parent with a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC on or after September 30, 1998 (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file (or otherwise did file) with the SEC on or after September 30, 1998. As of their respective dates, except as set forth on Schedule 4.6, none of the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder.

            4.7 FINANCIAL STATEMENTS. The financial statements of the Company included in the Company SEC Documents (the "Company Financial Statements"):

                  (a) complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principals ("GAAP"), consistently applied (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC);

                  (b) were in accordance with the books and records of the Company; and

                  (c) fairly present (subject, in the case of the unaudited statements, to normal, nonrecurring audit adjustments) the financial position of the Company as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

            4.8 COLLECTABILITY OF ACCOUNTS RECEIVABLE. All accounts receivable included in the Company Financial Statements, net of any reserves for losses as reflected thereon, and net of costs, which costs shall not exceed $15,000 in the aggregate, are fully collectible in cash within three (3) months from the date hereof, with the exception of financed accounts receivable which by their terms are not payable in full within such three-month period ("Collectible Accounts Receivable"). All accounts receivable which cannot be fully collectable in cash within three (3) months from the date hereof with the exception of accounts receivable which by their term are not payable in full within such three month period are uncollectable accounts receivable ("Uncollectable Accounts Receivable"). Credits, returns and rebates shall not constitute payment of accounts receivable. (In determining whether there has been any nonpayment of any Account Receivable, all payments received from any account debtor shall, unless otherwise specified by such account debtor, be first applied to the oldest outstanding account Receivable of such account debtor until all accounts receivable of such account debtor have been paid in full.)

            4.9 ABSENCE OF UNDISCLOSED LIABILITIES. At September 30, 1999: (a) the Company had no material liability or obligation of any nature (whether known or unknown, matured or unmatured, fixed or contingent ("Liability")), which was not provided for or disclosed on the Company SEC Documents for the fiscal year ended September 30, 1999; and (b) all liability reserves established by the Company and set forth on the Company Financial Statements were adequate, in the good faith judgment of the Company, for all such Liabilities at the date thereof. There were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting

Standards Board in March 1975 ("FAS No. 5")) which were not adequately provided for on the Company Financial Statements as required by FAS No. 5.

            4.10 ABSENCE OF CHANGES; CONDUCT OF BUSINESS. Since September 30, 1999, the Company has been operated in the ordinary course, consistent with the Company's past practice ("Ordinary Course") and:

                  (a) the Company has notified Parent in writing of any Material Adverse Effect on the Company;

                  (b) there has not been any damage, destruction or loss, whether or not covered by insurance, having or which could have a Material Adverse Effect on the Company;

                  (c) the Company has kept in a normal state of repair and operating efficiency all tangible personal property used in the operation of its business;

                  (d) except as set forth on Schedule 4.10(d), there has not been any Liability created, assumed, guaranteed or incurred, or any material transaction, contract or commitment entered into, by the Company, other than the license, sale or transfer of the Company's products to customers in the Ordinary Course except for liabilities to Parent or incurred or to be incurred in connection with negotiation and execution of this Agreement;

                  (e) there has not been any declaration, setting aside or payment of any dividend or other distribution of any Assets of any kind whatsoever with respect to any shares of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of any such shares of the capital stock of the Company;

                  (f) there has not been any payment, discharge or satisfaction of any material Encumbrance or Liability or any cancellation by the Company of any material debts or claims or any amendment, termination or waiver of any right of material value to the Company;

                  (g) except as otherwise provided for in this Agreement the Company has paid or incurred only those fees and expenses not in the Ordinary Course of its business approved in writing or ratified in writing by Parent (including, without limitation, statements of fees for legal and accounting services, only on a time basis at regular hourly rates). Except as otherwise provided for in this Agreement, no such fees have been paid or incurred in respect of services performed in connection with the negotiation, preparation or execution of any documents, instruments, exhibits, schedules or any other matter relating to the transactions contemplated hereby. Except as set forth on
Schedule 4.10(g), the Company has paid all of its current liabilities as and when they became due;

                  (h) there has not been any stock split, reverse stock split, combination, reclassification or recapitalization of any Company Common Stock, or any issuance of any other security in respect of or in exchange for, any shares of Company Common Stock;

                  (i) the Company has not redeemed, repurchased, or otherwise acquired any of its capital stock or securities convertible into or exchangeable for its capital stock or entered into any agreement to do so;

                  (j) there has not been any issuance by the Company of any shares of its capital stock or any debt security or securities, rights, options or warrants convertible into or exercisable or exchangeable for any shares of its capital stock or debt security;

                  (k) except as set forth on Schedule 4.10(k), there has not been any termination of or indication of an intention to terminate or not renew, any material contract, license, commitment or other agreement between the Company and any other Person, or the assignment by the Company of any interest in any contract to which the Company is a party;

                  (l) the Company has used commercially reasonable efforts to maintain the good will associated with its business, and the existing business relationships with its agents, customers, key employees and consultants, suppliers and other Persons having relations with it;

                  (m) there has not been any material write-down or write-up of the value of any Asset of the Company, or any material write-off of any accounts receivable or notes receivable of the Company or any portion thereof.

                  (n) the Company has not sold, leased, licensed or otherwise disposed of any Assets or created or permitted to exist any Encumbrance on its Assets except in the Ordinary Course and which would not have a Material Adverse Effect on the Company;

                  (o) there has not been any increase in or modification or acceleration of compensation or benefits payable or to become payable to any officer, employee, consultant or agent of the Company, or the entering into of any employment contract or consulting contract with any such Person;

                  (p) there has not been any making of any loan, advance or capital contribution to or investment in any Person or the engagement in any transaction with any employee, officer, director, consultant or shareholder of the Company;

                  (q) there has not been any Encumbrance created, or agreement to do so, with respect to any Company Assets, tangible, or intangible;

                  (r) there has not been any change in the accounting methods or practices followed by the Company, or any change in depreciation or amortization policies or rates theretofore adopted by the Company;

                  (s) except as set forth on Schedule 4.10(s) there has not been any termination of employment or consultancy of any officer or key employee or key consultant of the Company or, any expression of intention by any officer, key consultant or key employee of the Company to terminate such office, employment or consultancy with the Company;

                  (t) there has not been any amendments or changes in the Company's Certificate or by-laws;

                  (u) except as set forth on Schedule 4.10(u), there has not been any commencement of any litigation or other action by or against the Company and, to the Company's knowledge, there has been no occurrence which could give rise thereto;

                  (v) the Company has kept in all material respects true, complete and correct books and records of account ("Books and Records") with respect to its business, in which entries have made of all transactions up to the Effective Time in the Company's Ordinary Course; and

                  (w) there has not been any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Company to take any of the actions specified in items (a) through (v) above.

            4.11 TAX MATTERS. The Company and each other corporation included in any consolidated or combined tax return in which the Company has been included:

                  (a) have filed and will file, in a timely and proper manner, consistent with applicable laws, all Federal, state and local Tax returns and Tax reports required to be filed by them through the Closing Date (the "Company Returns") with the appropriate governmental agencies in all jurisdictions in which Company Returns are required to be filed and have paid or will pay all amounts shown thereon to be due; and (b) have paid and shall timely pay all Taxes required to have been paid on or before the Closing Date. All Taxes attributable to all taxable periods ending on or before the Closing Date, to the extent not required to have been previously paid have been adequately provided for on the Company Financial Statements and the Company will not incur or accrue a Tax liability from the date of the Company Financial Statements up to and including the Closing Date, other than a Tax liability incurred or accrued in the Ordinary Course of business. The Company has not been notified by the Internal Revenue Service or any state, local or foreign taxing authority that any issues have been raised (and are currently pending) in connection with any Company Return, and no waivers of statutes of limitations have been given or requested with respect to the Company. Any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by any other taxing authorities of any Company Return have been fully paid or are adequately provided for on the Company Financial Statements and no proposed additional Taxes have been asserted. The Company has not made an election to be treated as a "consenting corporation" under Section 341(f) of the Code nor is it a "personal holding company" within the meaning of Section 542 of the Code. The Company has not agreed to, nor is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company will not incur a Tax liability resulting from the Company ceasing to be a member of a consolidated or combined group that had previously filed consolidated, combined or unitary Tax returns. As used in this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect to any entity: (x) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity; and (y) any liability for the payment of any amount of the type described in the immediately preceding clause (x) as a result of: (i) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another entity; (ii) being a member of an affiliated or combined group; or (iii) any contractual obligations or otherwise.

                  (b) Prior to the Merger, the Company's shareholders did not dispose of any Company Stock, or receive any distribution from the Company, in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treasury Regulation Section 1 .368-1(e).

                  (c) Schedule 4.11(c) hereto sets forth the following information with respect to the Company as of the most recent practicable date:
(A) the Tax basis of the Company in its Assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax credit, research and development credit, excess charitable contribution or other carryover allocable to the Company, the years in which such Tax attributes arose and the years (if any) in which such Tax attributes are scheduled to expire; and (C) a list of any Tax elections made by the Company and affecting the Company. The Company has no net operating losses or other Tax attributes subject to limitation under Code Section 382, 383 or 384, or the federal consolidated return regulations, or under any similar provision of state, local or foreign law. The amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax credit, research and development credit, excess charitable contribution or other carryover allocable to the Company is fully utilizable by the Company.

            4.12 BOOKS AND RECORDS; AUDITS AND INVESTIGATIONS. All the books and records of the Company have been kept and were prepared in accordance with GAAP. The Company has delivered to Parent all responses to auditors' inquiry letters received in the past four years and all letters to the Company from the auditors during such period. Schedule 4.12 hereto identifies all correspondence received from a Governmental Authority in the past four years relating to tax and accounting, regulatory compliance reviews, audits or investigations.

            4.13 TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS.

                  (a) The Company has good and marketable title to, or valid leasehold interests in, all its Assets, subject to no security interests, mortgages, liens, pledges, guarantees, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money ("Encumbrances") except: (i) liens for current Taxes not yet due and payable, (ii) mechanics' and materialmen's liens arising or incurred in the Ordinary Course of its business, and (iii) as reflected on
Schedule 4.13(a).

                  (b) The properties, assets, rights, contracts, leases, easements, permits, licenses and real and personal property (the "Assets") evidenced on the Company Financial Statements are the sole items of tangible and intangible personal property heretofore utilized by the Company in the (and necessary for the Company to) conduct of its operations.

                  (c) The real and personal property owned or leased by the Company, including, without limitation, all equipment and machinery of the Company, are in reasonable working order and have been maintained in accordance with standard maintenance procedures, and meet all material standards, clearances and ratings in effect on the date hereof in respect of those rules and regulations promulgated by any Governmental Authority applicable thereto except where the failure to meet the above would not have a Material Adverse Effect.

                  (d) Except as set forth elsewhere in this Section 4.13, the Company makes no representations or warranties regarding the real or personal property owned or leased by the Company, specifically excluding any representations or warranties with respect to merchantibility or fitness for a particular purpose of the Company's products or services.

                  (e) Schedule 4.13(e) hereto identifies all real property owned by the Company and all improvements located thereon, all unexpired options held by the Company or contractual obligations on its part to purchase or sell any interest in real property, and all mortgages held by the Company. There exists no event constituting a default under any such mortgage and no notice of deficiency has been issued with respect thereto. The real property identified on such Schedule 4.13(e) as owned by the Company is the same as the real property owned by the Company on September 30, 1999, and the condition thereof, including the improvements thereon, has not deteriorated since such date, reasonable wear and tear excepted.

                  (f) Each lease or license of an Asset by the Company is a valid and subsisting obligation enforceable against the lessor or licensor, as the case may be, in accordance with its terms.

                  (g) Except as set forth on Schedule 4.13(g), to the knowledge of the Company, none of the Shareholders nor any third party owns or has any rights in any Assets or property used to carry on the business or operations of the Company.

                  (h) Such of the Assets as constitute inventory on the date hereof is in good and merchantable condition and usable for its intended purpose, and, as to finished goods inventory, saleable at its normal gross profit margins experienced over the last twelve (12) months;

                  (i) Schedule 4.13(i) hereto is a true and correct list of all of the machinery and equipment owned or leased by the Company as of the date hereof having an initial cost exceeding $10,000 or requiring annual lease payments exceeding $10,000, and, as to each item under lease or license, a brief description of the material terms of such lease. The Company has good and marketable title or, if reflected as a leasehold interest in the Company Financial Statements, a valid and enforceable leasehold interest in and to the machinery and equipment, merchandise, materials, supplies and other property of every kind, tangible or intangible, which are shown as or reflected in the Assets on the most recent Company Financial Statements, or which, whether or not shown on the Company Financial Statements, were acquired directly or indirectly by the Company through the purchase of Assets or stock from or through merger, consolidation or other transaction with, another Person, except for machinery and equipment and other Assets which have been consumed, sold or disposed of in the Ordinary Course since the date of those Company Financial Statements or such acquisition, free and clear of all Encumbrances.

                  (j) The Company has complied with all obligations under all material leases and licenses to which it is a party or to which it has succeeded by merger or acquisition of stock or Assets of any other Person and under which it is in occupancy or license, as the case may be, and all such leases and licenses are in full force and effect. The Company enjoys peaceful and undisturbed possession under all real property leases.

            4.14 ENVIRONMENTAL LIABILITY. The Company has obtained all permits, licenses and other authorizations which are required with respect to its operation under means, any federal, state, local or foreign laws, ordinance, rule, regulation, order, writ, injunction, decree, judgment, award, determination, direction, stipulation or demand of a Government Authority ("Order"), demand letter, request for information, or schedule or time table set forth in any Federal, state, local or foreign law, ordinance, rule, regulation, Order, demand letter or request for information issued, promulgated, approved or entered thereunder relating to pollution or protection of the environment or to occupational health or safety, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land, surface or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes ("Environmental Laws"); (b) the Company is in compliance with the terms and conditions of the required permits, licenses and authorizations required by the Environmental Laws; (c) except as set forth on Schedule 4.14 there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, proceeding, notice or demand letter pending relating to the Company or threatened against it relating in any way to any Environmental Laws or any regulation, code, plan or Order issued, entered, promulgated or approved thereunder; (d) except as set forth on Schedule 4.14 there are no investigations or internal or non-public agency proceedings pending regarding the Company relating in any way to any Environmental Laws or any regulation, code, plan or Order issued, entered, promulgated or approved thereunder; and (e) except as set forth on Schedule 4.14 there has been no generation, production, refining, processing, manufacturing, use, storage, disposal, treatment, shipment, emission, receipt or release of a substance or material regulated by any Environmental Law, and in the regulations adopted and publications promulgated pursuant thereto and include, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, asbestos or any material containing asbestos or petroleum or petroleum by-product ("Hazardous Substance") on, in or under such of the Assets of the Company constituting real property which would subject the owner or operator of the real property or business, or any past or future owner or operator of the real property to liability for the removal, remediation or cleanup of the Hazardous Substance, petroleum or petroleum by-product under the Environmental Laws or common law. The Company has delivered to Parent true and complete copies of all environmental studies made in the last ten years relating to the Company's real property or the business of the Company. Except as set forth on Schedule 4.14 no Hazardous Substance has ever been spilled, released, leaked, poured, leached, dumped, discharged, placed or disposed of, or otherwise caused to be located at any property which has at any time been owned, leased or used by the Company in violation of any Environmental Law and all Hazardous Substances have been handled in compliance with Environmental Laws.

            4.15 ASSESSMENTS. The Company has not received notice of a special assessment, or demand for payment of a special assessment or other payment as contemplated by Section 5 a. of the Lease dated September 26, 1994 between Eastmans Road Association, Ltd. and the Company.

            4.16 INTELLECTUAL PROPERTY. Schedule 4.16 sets forth a list of all patents, copyrights, trademarks, tradenames and service marks and any licensed intellectual property rights (other than commercial or "shrink-wrap" licenses covering software generally available to the public on a retail basis) (collectively, "Intellectual Property Rights") of the Company. The ownership or use of such Intellectual Property Rights by the Company does not infringe on the intellectual property rights of others and the Company has not received notice alleging any such infringement, and, to the knowledge of the Company, no third party is infringing on the Intellectual Property Rights of the Company. The Company is not obligated to pay any third party any royalty or fee for the use of the Intellectual Property Rights used in its business. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. The Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any Encumbrances), the Company Intellectual Property Rights, and, to the knowledge of the Company, has sole and exclusive rights to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including, without limitation, any employees, former employee, Shareholder or former shareholder of the Company.

            4.17 AGREEMENTS, ETC. Schedule 4.17 sets forth a true and complete list of all written or oral contracts, agreements and other instruments to which the Company is a party and not made in the Ordinary Course of business, or made in the Ordinary Course of business which are currently in effect, and referred to in any of clauses (a) through (k) of this Section 4.17

                  (a) any joint venture, partnership or other agreement or arrangement for the sharing of profits;

                  (b) any collective bargaining contract or other contract with or commitment to any labor union;

                  (c) the future purchase, sale or license of products, material, supplies, equipment or services requiring payments to or from the Company in an amount in excess of $25,000 per annum, which agreement, arrangement or understanding is not terminable on thirty (30) days' notice without cost or other liability at or at any time after the Effective Time, or in which the Company has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing or other rights relating to any product, group of products, services, technology, Assets or territory;

                  (d) the employment or consultancy of any officer, employee, consultant or agent or any other type of contract, commitment or understanding with any officer, employee, consultant or agent which (except as otherwise generally provided by applicable law) is not immediately terminable without cost or other liability at or at any time after the Effective Time;

                  (e) an indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or, if involving payments in excess of $25,000 per annum, for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

                  (f) a contract or commitment for capital expenditures individually in excess of $25,000;

                  (g) any agreement or contract with a "disqualified individual" (as defined in Section 280G(c) of the Code), which could result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(i) of the Code) under Section 280G of the Code;

                  (h) an agreement or arrangement for the sale of any Assets, properties or rights having a value in excess of $25,000;

                  (i) an agreement which restricts the Company from engaging in any aspect of its business or competing in any line of business in any geographic area;

                  (j) the Company accounts for all of its software, hardware, consulting, licensing, distribution and other similar agreements and contracts under which the Company provides services or sells or distributes goods or equipment in accordance with GAAP; and

                  (k) a list of all agreements ("Government Contracts") with the Company's vendors where the Company is an approved vendor with the United States Department of Defense or other applicable Governmental Authority.

            The Company has furnished to Parent true and complete copies of all such agreements listed in Schedule 4.17 and Schedule 3.2 and each such agreement:

                        (i) is the legal, valid and binding obligation of the Company and, to the best knowledge of the Company, the legal, valid and binding obligation of each other party thereto, in each case enforceable in accordance with its terms;

                        (ii) is in full force and effect; and

                        (iii) the other party or parties thereto is or are not, to the knowledge of the Company, in material default thereunder.

            4.18 SUPPLIERS; RAW MATERIALS. Schedule 4.18 sets forth the names and addresses of the ten largest suppliers of the Company based on the aggregate value of raw materials, supplies, merchandise and other goods and services ordered by the Company from such suppliers during the one year period ended September 30, 1999 and the three month period ended December 31, 1999.

            4.19 CUSTOMERS; SALES REPRESENTATIVES.

                  (a) Schedule 4.19(a) sets forth for the year ended September 30, 1999 and for the three month period ending December 31, 1999 (i) a list of the top 10 customers (inclusive of distributors) of the Company based on the aggregate value of goods and services ordered from the Company by such customers during each such period and (ii) the products purchased by each such customer and the amount for which each such customer was invoiced during each period. The Company has not received any notice or has any reason to believe that any material customer (i) has ceased, or will cease, to use the products, goods or services, (ii) has materially reduced or will materially reduce, the use of products, goods or services or (iii) has sought, or is seeking, to materially reduce the price it will pay for products, goods or services, which cessations and reductions, either individually or in the aggregate, are reasonably likely to result in a Material Adverse Effect on the Company.

                  (b) Schedule 4.19(b) sets forth a complete and correct list of
(a) each sales representative who is individually responsible for the account of any customer of the Company business that ordered goods and services from the Company with an aggregate value of $100,000 or more during the year ended September 30, 1999 and the three month period ended December 31, 1999 and (b) all sales representatives who collectively are responsible for the account of any customer of the Company that ordered goods and services from the Company with an aggregate value of $100,000 or more during the three month period ended December 31, 1999 (collectively, the "Company Sales Representatives"), indicating with respect to each such Company Sales Representative the aggregate value of goods and services ordered from the Company by customers for whose accounts such Company Sales Representative was responsible. Each of the Company Sales Representatives is continuing to act as a sales representative on behalf of the Company and the Company has no reason to believe that any such representative has ceased or will cease to act on behalf of the Company.

            4.20 NO DEFAULTS, ETC. Except as set forth on Schedule 4.20 the Company has in all respects performed all the material obligations required to be performed by it to date and is not in material default or alleged to be in material default under: (a) its Certificate or by-laws; or (b) any material agreement, lease, mortgage, indenture, contract, commitment, instrument or obligation to which the Company is a party or by which any of its Assets or rights are or may be bound or affected, and there exists no event, condition or occurrence which, with or without due notice or lapse of time, or both, would constitute such a default by it of any of the foregoing. No current customer has notified, or to the knowledge of the Company expressed an intention to notify, the Company or its employees, officers or agents, that such customer will materially reduce the dollar amount of business it will do with the Company or cease doing business with the Company. Provided that the Company obtain the consents which may be required to consummate the transaction which are set forth on the Schedule 4.20, no such mortgage, indenture, lease, contract, agreement, license, instrument or order limits in any material way the freedom of any Person acquiring control of the Company, whether directly or indirectly, or from performing this Agreement in accordance with its terms. The Company has not received any notice from any party to any such contract with respect to such party's unwillingness or inability to perform thereunder.

            4.21 LITIGATION, OBSERVANCE OF STATUES, REGULATIONS AND ORDERS. Except as set forth on Schedule 4.21 there are no:

                  (a) actions, suits, claims, investigations or legal or administrative or arbitration proceedings (collectively, "Actions") pending, or to the knowledge of the Company, threatened against the Company, or to the knowledge of the Company facts which could give rise to any of the foregoing, whether at law or in equity, or before or by any Governmental Authority;

                  (b) outstanding judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator against the Company or disputes with customers or vendors;

                  (c) violations of or defaults with respect to any Order of any arbitrator or Governmental Authority and, there is no basis for there to be declared any such violation or Default;

                  (d) to the knowledge of the Company, Company officers, directors, employees, agents, shareholders or representatives who have made, directly or indirectly, with respect to the business of the Company, any illegal political contributions, payments from corporate funds not recorded in the Books and Records of the Company, payments from corporate funds that were falsely recorded on the Books and Records of the Company, payments from corporate funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions or illegal payments from corporate funds to obtain or retain business; or

                  (e) no holder of capital stock of any Person which was, at any time, directly or indirectly a subsidiary of the Company, or which merged with or into the Company or any direct or indirect subsidiary of the Company, or a Person from which the Company, directly or indirectly, acquired substantially all of such Person's Assets or a shareholder of such Person, has asserted any claim against the Company arising out of the acquisition of such Assets or of such holder's capital stock and the Company knows of no basis for any such claim.

            4.22 LICENSES, PERMITS, ETC. The Company possesses adequate licenses, clearances, ratings, permits and franchises, and all rights with respect thereto, to conduct its business as now conducted, and without any conflict with the rights of others in any such license, clearance, rating, permit or franchise. The Company has no knowledge of, nor has received notice of termination, revocation or limitation of, or of the pendency or threatened commencement of any proceeding to terminate, revoke or limit any such licenses, clearances, ratings, permits or other approvals by the Governmental Authority or other Person issuing same.

            4.23 COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. Except as set forth on
Schedule 4.23, the Company has complied within the last five (5) years and is presently in compliance in all material respects with all material Federal, state, local or foreign laws, ordinances, regulations and orders applicable to it or its business, including, without limitation, the Environmental Authorities, all Federal and state securities or "blue sky" laws, and all laws and regulations relating to occupational safety and health and the environment. Except as set forth on Schedule 4.23, the Company has all material authorizations, security clearances, consents, approvals, licenses and permits necessary to be obtained from Governmental Authorities in the conduct of its business as presently conducted and as currently proposed by the Company to be conducted, such authorizations, consents, approvals, licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the best knowledge of the Company, or threatened to revoke or limit any thereof. All of the Company's full-time and temporary personnel who provide services in a manner or of the type that require specific certifications or clearances have provided such services at all times while having such certifications or clearances in full force and effect. Neither the Company has nor, to the knowledge of the Company, any of its full-time or part-time personnel have, with respect to each of their activities, actions, or services for or on behalf of the Company, has been cited or alleged by the Environmental Authorities or other regulatory authority within the last five (5) years as failing to comply with regulatory requirements or guidelines.

            4.24 LABOR RELATIONS; EMPLOYEES. Schedule 4.24 sets forth the name of all full-time and part-time employees of the Company and the primary locations at which such employees provide their services as of the Closing Date. In addition, except as set forth on Schedule 4.24,

                  (a) the Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such Persons;

                  (b) neither Acquisition Sub nor the Surviving Corporation will by reason of anything done prior to the Closing be liable to any of such employees or consultants for severance pay or any other payments other than for ordinary wages and salaries payable through Closing;

                  (c) the Company is in compliance in all material respects with all material Federal, state, local and foreign laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours;

                  (d) there is neither pending nor, threatened labor dispute, strike or work stoppage involving employees of the Company (or otherwise) which affects or which may affect the Company's business or which may interfere with its continued operations;

                  (e) to the knowledge of the Company, there are no union organization efforts relating to employees of the Company or any representation question involving recognition as a collective bargaining agent for any employees of the Company;

                  (f) there is not pending or, to the knowledge of the Company, threatened any charge or complaint against the Company by the National Labor Relations Board or any representative thereof;

                  (g) there have been no strikes, walkouts or work stoppages involving employees of the Company in the last five (5) years;

                  (h) except as set forth on Schedule 4.24(h), there is no unfair labor practice, sexual harassment or other employment-related complaint pending or, to the knowledge of the Company, threatened against the Company or any employee of the Company. Schedule 4.24(h) assesses managements current belief in connection with the Company's liability with respect to any such complaint or threat. No employee or consultant of the Company is, to the knowledge of the Company, in material violation of any term of any employment contract or consulting contract, confidentiality agreement or any other contract or agreement relating to the relationship of such employee or consulting contract with the Company or any other party because of the nature of the business conducted or proposed to be conducted by the Company or the execution and delivery of such agreement or contract by such employee or consultant.

            4.25 EMPLOYEE BENEFIT PLANS AND CONTRACTS.

                  (a) Schedule 4.25(a) identifies each "employee benefit plan," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material written or formal plans or agreements involving direct or indirect compensation (including any employment agreements entered into between the Company and any Employee of the Company, but excluding workers' compensation, unemployment compensation, other government-mandated programs and the Company's salary and wage arrangements) currently or previously maintained, contributed to or entered into by the Company or any ERISA Affiliate thereof for the benefit of any Employee or former Employee under which the Company or any ERISA Affiliate thereof has any present or future obligation or liability (the "Employee Plans"). The Company has provided to Parent true and complete copies of all Employee

Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. For purposes of the preceding sentence, "ERISA Affiliate" shall mean any entity which is a member of(A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code or
(C) an "affiliated service group," as defined in Section 414(m) of the Code or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company. Any Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA, but which are not Multiemployer Plans (collectively, the "Pension Plans"), are identified as such in Schedule 4.25(a). For purposes of this
Section 4.25, "Employee" means any common law employee, consultant or director of the Company.

                  (b) Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to the date hereof, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company does not know of any facts or circumstances that would materially adversely affect such qualification prior to the Closing. The Company has provided Parent with copies of the most recent Internal Revenue Service determination letters with respect to any such Employee Plans. Each Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Employee Plans.

                  (c) No Employee Plan constitutes or since the enactment of ERISA has constituted a "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

                  (d) Schedule 4.25(d) lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which:

                        (i) is not an Employee Plan;

                        (ii) is entered into, maintained or contributed to, as the case may be, by the Company;

                        (iii) covers any Employee or former Employee; and

                        (iv) under which the Company has any present or future obligation or liability (excluding workers' compensation, unemployment compensation or other government-mandated programs and the Company's salary and wage arrangements). Such contracts, plans and arrangements as are described above are hereinafter referred to collectively as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all material laws, statutes, rules, regulations, orders and judgments which are applicable to such Benefit Arrangements. Except as indicated on Schedule 4.25(d), no Benefit Arrangement or Employee Plan provides benefits including, without limitation, death or medical benefits (whether or not insured), with respect to any employee or former employee of the Company beyond such employee's retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan", as that term is defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

                  (e) The Company has provided, or will have provided, to individuals entitled thereto who are current or former Employees of the Company all required notices within the applicable time period and coverage pursuant to
Section 4980B of the Code with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former Employees of the Company.

                  (f) None of the Employee Plans is subject to Title IV of ERISA. There are no pending or, to the best knowledge of the Company, threatened claims (other than routine claims for benefits), actions, suits or proceedings by, or on behalf of or against any of the Employee Plans or any trusts related thereto.

                  (g) With respect to each Employee Plan, neither the Company nor any ERISA Affiliate has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that would subject the Company or the Parent to any taxes, penalties or other liabilities resulting from prohibited transactions under Section 4975 of the Code or Section 409 or 502(i) of ERISA.

                  (h) Neither the Company nor any ERISA Affiliate is a party to or obligated under any agreement, plan, contract or other arrangements that will result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

                  (i) Except to the extent set forth on Schedule 4.25(i) hereto, to the extent any Employee Plan is subject to approval by any governmental agency (or such approval is available under applicable law), such Employee Plan has received such approval and such approval is current.

                  (j) The Company is not subject to, and no facts exist which could subject the Company to, any liability whatsoever which is directly or indirectly related to any Employee Plan, including, but not limited to, liability for benefits payments or related claims (other than the ordinary usual claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans), any liability for any Tax or related penalty under the Code, or liability for any damages or penalties arising under Title I or Title IV of ERISA.

                  (k) Except as set forth on Schedule 4.25(k) hereto, no ERISA Welfare Plan provides benefits to former employees of the Company other than continuation coverage required by Section 4980B of the Code and Section 601 of ERISA.

                  (l) There are no pending or, to the knowledge of the Company, threatened claims, suits or other proceedings with respect to any Employee Plan other than the ordinary usual claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans and which will be paid under such Employee Plans in the Ordinary Course.

                  (m) There is no requirement that Parent, Surviving Corporation or the Company make any further contributions to any Employee Plan after the Closing Date, and each Employee Plan which provides benefits to or on behalf of employees or former employees of the Company may be terminated by Parent, Surviving Corporation or the Company in its sole discretion on or after the Closing Date without liability of any kind or description whatsoever to Parent, the Company, Surviving Corporation, any of Parent's ERISA Affiliates, or any other person, entity or governmental agency; provided, however, that Plan benefits upon such termination are distributed to Participants in accordance with the Plan terms and consistent with the requirements of ERISA and the Code.

            4.26 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

                  (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, Shareholder, or employee of the Company from the Company, under any Employee Plan, Benefit Arrangement or otherwise;

                  (b) increase any benefits otherwise payable under any Employee Plan or the Benefit Arrangement;

                  (c) result in the acceleration of the time of payment or vesting of any such benefits; or

                  (d) violate any no shop, nonsolicitation, noncompetition or nondisclosure agreement that the Company may be a party to.

            4.27 INSURANCE. The Company maintains policies of liability, theft, fidelity, fire, product liability, workmen's compensation, indemnification of directors and officers and other similar forms of insurance. Schedule 4.27 sets forth and accurately describes such policies, and a history of all claims within the last three (3) years in excess of $50,000 made by the Company thereunder and the status thereof. All such policies of insurance are in full force and effect and all premiums with respect thereto are currently paid and, to the knowledge of the Company, no basis exists for termination or non-renewal of any thereof on the part of the insurer. The amounts of coverage under such policies conform to the requirements set forth in the Company's customer contracts. The Company has not, during the last three fiscal years, been denied or had revoked or rescinded any policy of insurance.

            4.28 BROKERS. The Company has not, nor have any of its officers, directors, shareholders or employees, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by the Transaction Documents.

            4.29 RELATED TRANSACTIONS. Except for compensation to regular employees of the Company, no current or former director, officer or shareholder that is an affiliate of the Company or any associate (as defined in the rules promulgated under the Exchange Act) thereof, is now, or has been during the last three (3) fiscal years:

                  (a) a party to any transaction with the Company which would be required to be included in a Form 10K-SB or definitive proxy statement with the SEC (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or borrowing money from, or otherwise requiring payments to, any such director, officer or affiliated shareholder of the Company or associate thereof), other than any transaction which has been disclosed in a definitive proxy statement or report filed by the Company in a timely fashion within the SEC;

                  (b) the direct or indirect owner, including any ownership by a family member, of a 10% or greater interest in any non-natural Person, which is, or has been, a supplier, customer, or, within the last 12 months, competitor, of the Company (other than non-affiliated holdings in a publicly held companies); or

                  (c) a party to any transaction with the Company whereby such Person received compensation (other than dividends paid by a publicly held corporation) from any other Person, which is, or has been, a supplier, customer, or, within the last 12 months, competitor of the Company.

            4.30 BOARD APPROVAL. Each of the Board of Directors of the Company has unanimously:

                  (a) approved the Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby;

                  (b) determined that the Merger is in the best interests of the Shareholders of the Company and is on terms that are fair to such Shareholders; and

                  (c) recommended that the Shareholders of the Company approve the Merger in accordance with the Plan of Merger and the New Jersey Statute. No other Company approvals are required other than that of the Board of Directors and Shareholders of the Company.

            4.31 VOTE REQUIRED. The affirmative vote of at least a majority of the outstanding shares voting of the Company Common Stock approving the Merger, this Agreement, the Plan of Merger, and the transactions contemplated hereby and thereby are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby.

            4.32 OFFICERS AND DIRECTORS. The duly elected, qualified and acting officers and directors of the Company are as set forth in Schedule 4.32.

            4.33 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion in:

                  (a) the S-4 will, at the time that the S-4 is filed with the SEC and at the time that the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and

                  (b) the Shareholders' Materials will, at the dates mailed to the Shareholders and at the effective date of the Shareholder Action, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Shareholders' Materials will comply as to form with the provisions of all applicable laws, rules and regulations of all Governmental Authorities.

            4.34 BANK ACCOUNTS; CREDIT AND CHARGE CARDS. Schedule 4.34 hereto contains a true and complete list as of the date hereof (i) of all banks, trust companies and savings and loan associations in which the Company maintains an account (and the account number thereof) or safe deposit vault and the names of all Persons authorized to draw thereon and the balances on such accounts on the date hereof; and (ii) of all credit and charge cards issued in the name of the Company or any of its employees or officers and for which the Company has any liability and the outstanding balances on each such card as of January 31, 2000.

            4.35 COMPANY NOT AN INTERESTED SHAREHOLDER. As of the date of this Agreement, neither the Company nor, to the best of the Company's knowledge, any of its Affiliates is an "Interested Shareholder" of Parent as such term is defined in Section 14A:10A-3 of the New Jersey Business Corporation Act.

            4.36 INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. The Company is not, and is not directly or indirectly controlled by, or acting on behalf of, any Person which is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company is not a "holding company" as that term is defined in or is otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

            4.37 NO RIGHT OF ACTION. The execution and delivery of this Agreement and the other agreements, documents and instruments contemplated hereby and the completion of the transactions contemplated hereby and thereby, shall not cause Parent, the Surviving Corporation, or any of their respective affiliates to be liable for damages to any other Person or give such Person any equitable right against any of them or the Company or any of their respective Assets.

            4.38 KNOWLEDGE DEFINITION. As used in this Agreement, "to the knowledge of the Company" and like phrases shall mean and include:

                  (a) actual knowledge; and

                  (b) that knowledge which a prudent businessperson (including the officers, directors and other key employees of the Company) would have obtained in the management of his or her business affairs after reviewing this
Article IV in detail and making due inquiry and exercising reasonable diligence with respect thereto. In connection therewith, the knowledge (both actual and constructive) of Yves Guyomar, Dick Blackwell, and the Company's CFO shall be imputed to be the knowledge of the Company.

            4.39 YEAR 2000 COMPLIANCE. All computer software or hardware owned or used by the Company or licensed by the Company, as licensor or as licensee, other than any shrinkwrap software available to retail customers generally, is "Year 2000 Compliant", except where failure to be so could not have a Material Adverse Effect on the Company and except as disclosed on Schedule 4.39 attached hereto. As used herein "Year 2000 Compliant" shall mean (i) all such software or hardware shall operate in four-digit year format, without errors in the recognition, calculation and processing of date data relating to century recognition, leap years, single and multi-century formulae, date values and interfaces of date-related functionalities; (ii) all date processing shall be conducted in a four-digit year format and all date sorting that includes a "year field" or "year category" shall be based upon a four-digit year format; and
(iii) any date arithmetic programs or calculators in the software or hardware shall operate in accordance with the related user documentation in the Year 2000, and the years following, without degrading functionality or performance.

            4.40 DIRECTORS LIABILITIES. The Company has furnished the Parent
Schedule 4.40 setting forth, opposite each respective name, a true correct and complete list of (a) the amount of accrued fees owed to members of the Company's board of directors (or their affiliates) as at the date hereof; (b) the principal amount of the loans to Company directors (or their affiliates) as at the date hereof plus accrued and unpaid interest through February 29, 2000; and
(c) the amount representing benefit payments owed to members of the Company's board of directors (or their affiliates) as at February 29, 2000 (together 4.40(a), 4.40(b) and 4.40(c), the "Director Liabilities"). Schedule 4.40 also sets forth certain liabilities owed to Raymond Lafferty (the "Lafferty Liabilities") The Director Liabilities are demand obligations, and Schedule 4.40 has been initialed by each of the Principal Shareholders' to whom any such fees, benefits, salaries or loans are owed directly (or indirectly to his/its affiliates or associates).

            4.41 FULL DISCLOSURE. No financial statement, Exhibit, Schedule or document required by this Agreement to be prepared or furnished by or on behalf of the Company or any Principal

Shareholder to the Parent and/or Acquisition Sub in connection with this Agreement or any other Transaction Document hereby or delivered pursuant hereto, contained or contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in this Article IV do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

            Parent and Acquisition Sub, jointly and severally, represent and warrant to the Company and each of the Principal Shareholders that:

            5.1 ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. Each of Parent and Acquisition Sub:

                  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey;

                  (b) has all requisite corporate power and authority to enter into the Transaction Documents to which either is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; and

                  (c) is duly qualified and in good standing in all jurisdictions in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on the Parent or Acquisition Sub. Parent has delivered to the Company true and complete copies of the Certificate and by-laws of each of Parent and Acquisition Sub.

            5.2 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Acquisition Sub for inclusion or incorporation by reference in the S-4 will, at the time the S-4 is filed with the SEC and at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

            5.3 CONTINUITY OF BUSINESS ENTERPRISE. It is the present intention of Parent to continue at least one significant historic business line of the Company or to use at least a significant portion of the Company's historic business Assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

            5.4 AUTHORITY; NO CONSENTS. The execution, delivery and performance by Parent and Acquisition Sub of the Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and this Agreement and the other Transaction Documents to which each is a party have been, and the Plan of Merger when executed and delivered by Parent and Acquisition Sub will be, duly and validly executed and delivered by Parent and Acquisition Sub, and this Agreement and the other Transaction Documents to which each is a party are, and the Plan of Merger when executed and delivered by the parties thereto will be, the valid and binding obligations of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with their respective terms subject to bankruptcy, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights of creditors generally or general equitable principles. Neither the execution, delivery and performance of the other Transaction Documents to which each is a party nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or thereby nor compliance by Parent and Acquisition Sub with any provision hereof or thereof will: (a) conflict with; (b) result in any violations of; (c) cause a default under (with or without due notice, lapse of time or both); (d) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under; or (e) result in the creation of any Encumbrance on or against any assets of Parent or Acquisition Sub, right or property of Parent or Acquisition Sub under any term, condition or provision of: (x) any instrument or agreement to which Parent or Acquisition Sub is a party, or, to the knowledge of Parent and Acquisition Sub, by which Parent or Acquisition Sub, their respective properties, assets or rights may be bound (except as shall have been waived or with respect to which consent shall have been obtained prior to the Closing) except where the foregoing would not result in a Material Adverse Effect on Parent; (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to Parent or Acquisition Sub or any of their respective properties, assets or rights except where the foregoing would not result in a Material Adverse Effect on Parent; or (z) the Certificate or by-laws of Parent or Acquisition Sub, respectively, as amended through the date hereof. Except as contemplated by this Agreement or the Plan of Merger, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by Parent and Acquisition Sub of this Agreement, the Plan of Merger or the Transaction Documents to which Parent and Acquisition Sub is a party or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the SEC of (A) the S-4 with respect to the Merger Shares, the shares of Parent Common Stock to be reserved for issuance upon exercise of the assumed Company Options and Company Warrants and (B) such reports and information under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby; (ii) such filings as may be required by the American Stock Exchange with respect to notification and listing of Parent Common Stock to be issued in connection with the Merger and the Company Warrants and Company Options to be assumed by Parent in the Merger; (iii) the filing of such documents with, and the obtaining of such orders from, various state securities and blue-sky authorities as are required in connection with the transactions contemplated hereby; (iv) the distribution of the Shareholders' Materials with respect to the adoption by the Shareholders of this Agreement and the Plan of Merger; (v) the filing of the Plan of Merger with the Treasurer of the State of New Jersey and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; and (vi) such other consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on the Parent or materially impair the ability of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the Plan of Merger, including, without limitation, the Merger.

            5.5 SEC DOCUMENTS. Parent has filed each report, schedule, registration statement and definitive proxy statement with the SEC on or after December 31, 1999 (the "Parent SEC Documents"), which are all the documents (other than preliminary material) that Parent was required to file (or otherwise did file) with the SEC on or after December 31, 1999. As of their respective dates, none of the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Parent SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder.

            5.6 FINANCIAL STATEMENTS. The financial statements of the Parent included in the Parent SEC Documents (the "Parent Financial Statements"):

                  (a) complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, consistently applied (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC);

                  (b) were in accordance with the books and records of the Parent; and

                  (c) fairly present (subject, in the case of the unaudited statements, to normal, nonrecurring audit adjustments) the financial position of the Parent as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

            5.7 ABSENCE OF UNDISCLOSED LIABILITIES. At January 31, 2000(a) Parent had no Liability which was not provided for or disclosed on the Parent SEC Documents for the fiscal year ended December 31, 1999; and (b) all liability reserves established by Parent and set forth on the Parent Financial Statements were adequate, in the good faith judgment of Parent, for all such Liabilities at the date thereof. There were no material loss contingencies (as such term is used in FAS No. 5) which were not adequately provided for on the Parent Financial Statements as required by FAS No. 5.

            5.8 ABSENCE OF CHANGES. Since the filing with the SEC of the Parent's most recent 10-Q, the Parent has not experienced any Material Adverse Effect.

            5.9 TAX REPRESENTATION LETTER. Set forth on Exhibit 5.9 is a copy of the tax representation letter to be addressed by the Parent to DB&S in connection with the issuance of a tax opinion by DB&S.

            5.10 FULL DISCLOSURE. No financial statement, Exhibit, Schedule or document required by this Agreement to be prepared or furnished by or on behalf of the Parent or Acquisition Sub to the Company or and/or the Principal Shareholders in connection with this Agreement or any other Transaction Document hereby or delivered pursuant hereto, contained or contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in this
Article V do not contain any material misstatements of fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

            5.11 TAX MATTERS. The Parent:

                  (a) has filed and will file, in a timely and proper manner, consistent with applicable laws, all Federal, state and local Tax returns and Tax reports required to be filed by Parent through the Closing Date (the "Parent Returns") with the appropriate governmental agencies in all jurisdictions in which Parent Returns are required to be filed and have paid or will pay all amounts shown thereon to be due; and (b) have paid and shall timely pay all Taxes required to have been paid on or before the Closing Date.

            5.12 NO DEFAULTS, ETC. The Parent and Acquisition Sub have in all respects performed all the material obligations required to be performed by it to date and is not in material default or alleged to be in material default under: (a) its Certificate or by-laws; or (b) any material agreement, lease, mortgage, indenture, contract, commitment, instrument or obligation to which the Parent and Acquisition Sub is a party or by which any of its Assets or rights are or may be bound or affected.

            5.13 BOARD APPROVAL. The Board of Directors of the Parent and Acquisition Sub have approved the Transaction Documents to which the Parent and Acquisition Sub are a party and the transactions contemplated hereby and thereby;

            5.14 PARENT COMMON STOCK. The shares of Parent Common Stock issued in the Merger pursuant to Article II of this Agreement shall at the Effective Time be duly authorized, validly issued, fully paid, and nonassessable and in compliance with the listing rules and regulations of the American Stock Exchange.

                                   ARTICLE VI

                                VOTING AGREEMENT

            6.1 AGREEMENT TO VOTE.

                  (a) Each Principal Shareholder hereby agrees that at any meeting of the Shareholders of the Company, however called, or in any action by written consent of the Shareholders, such Principal Shareholder shall: (i) vote all of the Company Common Stock owned or controlled by him in favor of this Agreement, the Plan of Merger, and the Merger and the other transactions contemplated hereby and thereby, provided that the Board of Directors of the Company shall have approved such Merger; and (ii) until the termination of this Agreement pursuant to Article XIV, vote such Shares against any (A) merger, consolidation, share exchange, business combination or other similar transaction pursuant to which control of the Company would be transferred to any Person other than Parent, or (B) sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20)% or more of the Assets of the Company, taken as a whole, in a single transaction or in a series of transactions. Notwithstanding the foregoing, this Section 6.1(a) shall be null and void and not binding on such Principal Shareholder unless the Principal Shareholder will receive in the Merger shares of Parent Common Stock in the same proportion or ratio as all other holders of the Company Common Stock.

                  (b) The Principal Shareholders hereby constitute, appoint and instruct Edward Garcia (the "Proxy Holder") as the Principal Shareholders' true and lawful proxy and attorney-in-fact, with full power of substitution, to: (a) vote at any meeting of the Shareholders, all Company Common Stock which the Principal Shareholders owned as of the record date for such meeting (or to execute any consent of the Principal Shareholders of the Company in lieu of such meeting for the number of shares of the Company Common Stock that the Principal Shareholders owned as of the date of or record date for such consent) in favor of the approval of this Agreement, the Plan of Merger, and the Merger and the other transactions contemplated hereby and thereby, provided that the Board of Directors of the Company shall have approved such Merger; and (b) until the termination of this Agreement pursuant to Article XIV, to vote at any meeting of the Shareholders of the Company, however called, all Company Common Stock which the Principal Shareholders owned as of the record date for such meeting (or to execute any consent of the Shareholders of the Company in lieu of such meeting for the number of Shares that the Principal

Shareholders owned as of the date of or record date for such consent) against an matter referred to in Section 6.1(a)(ii)(A) and/or Section 6.l(a)(ii)(B) hereof. Such proxy shall be limited strictly to the power to vote Company Common Stock in the manner set forth in the preceding sentence and shall not extend to any other matters presented for vote at such meeting, and the Principal Shareholders shall have the right to vote the Company Common Stock on any other matter whatsoever in the Principal Shareholders' sole discretion. The Principal Shareholders acknowledge that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by the New Jersey Statute. In the event that the Principal Shareholders fail for any reason to vote the Principal Shareholders' Company Common Stock in accordance with the requirements of this Section 6.1, then the Proxy Holder shall have the right to vote the Company Common Stock in accordance with the provisions of this Section
6.1. The vote of the Proxy Holder shall control in any conflict between the vote by the Proxy Holder of Company Common Stock and a vote by the Principal Shareholders of Company Common Stock. Notwithstanding the foregoing, this
Section 6.1(b) shall be null and void and not binding on the Principal Shareholders unless the Principal Shareholders will receive in the Merger shares of Parent Common Stock in the same proportion or ratio as all other holders of the Company Common Stock.

                                  ARTICLE VII

                       CONDUCT AND TRANSACTIONS PRIOR TO
                     EFFECTIVE TIME; ADDITIONAL AGREEMENTS

            7.1 ACCESS TO RECORDS AND PROPERTIES OF EACH PARTY; CONFIDENTIALITY. From and after the date hereof until the Effective Time or the earlier termination of this Agreement pursuant to Section 13.1 hereof (the "Executory Period"), the Company shall afford: (i) representatives of the Parent or Acquisition Sub, free and full access at all reasonable times upon reasonable notice to all properties, books and records (including tax returns filed and those in preparation) of the Company provided that such activities shall not interfere with the Company's normal operations, in order that the Parent and Acquisition Sub may have full opportunity to make such investigations as they shall reasonably desire to make of the business and affairs of the Company. Additionally, the Company will permit the Parent and Acquisition Sub to make such reasonable inspections of the Company and its respective operations during normal business hours, upon reasonable notice, as the Parent and Acquisition Sub may reasonably require and the Company will cause its officers to furnish to the Parent and Acquisition

Sub, such additional financial and operating data and other information as to the business and properties of the Company as the Parent and Acquisition Sub shall from time to time reasonably request (it being understood that, subject to the terms of the Confidentiality Agreement, Parent and Acquisition Sub shall be entitled to make copies of such information and take notes with respect thereto). No investigation pursuant to this Section 7.1, or made prior to the date hereof, shall affect or otherwise diminish or obviate in any respect any of the representations and warranties made in this Agreement.

            7.2 OPERATION OF BUSINESS OF THE COMPANY. During the Executory Period, the Company will operate its business as now operated and only in the normal and Ordinary Course and, consistent with such operation, will use its commercially reasonable efforts to preserve intact its present business organization, to keep available the services of its officers, consultants and employees and to maintain satisfactory relationships with licensors, franchisees, licensees, suppliers, contractors, distributors, customers and other Persons having business dealings with it. Without limiting the generality of the foregoing, during the Executory Period, the Company shall not:

                  (a) take any action that would result in any of the representations and warranties of the Company herein becoming untrue or in any of the conditions to the Merger not being satisfied.

                  (b) take or cause to occur any of the actions or transactions described in Section 4.10 hereof.

            7.3 NEGOTIATION WITH OTHERS.

                  (a) During the Executory Period, the Company and the Principal Shareholders shall not, and the Company shall not permit any agent or other representative of the Company or any Principal Shareholder to, directly or indirectly:

                        (i) solicit, initiate or engage in discussions or engage in negotiations with any Person (whether such negotiations are initiated by the Company or Principal Shareholder or otherwise) or take any other action to facilitate the efforts of any Person, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase or lease of Assets or otherwise) or any material portion of its capital stock or Assets (any such acquisition being referred to as an "Acquisition Transaction");

                        (ii) provide information to any Person, other than the Parent or Acquisition Sub, relating to a possible Acquisition Transaction;

                        (iii) enter into an agreement with any Person, other than the Parent or Acquisition Sub, relating to or providing for a possible Acquisition Transaction;

                        (iv) consummate an Acquisition Transaction with any Person other than the Parent or Acquisition Sub; or

                        (v) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Transaction, unless the Parent or Acquisition Sub are a party to such Acquisition Transaction.

            7.4 PREPARATION OF S-4; OTHER FILINGS. As promptly as practicable after the date of this Agreement, Parent and the Company shall properly prepare and file with the SEC a Registration Statement on Form S-4 with respect to the Merger Shares in which the Shareholder Statement will be included as a prospectus. Each of Parent and the Company shall use its best efforts to respond to any comments of the SEC, to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the Shareholder Statement to be mailed to the Shareholders at the earliest practicable time, but in any event within ten (10) Business Days (if permitted under applicable law or regulation without any further requirements to prepare and/or file any additional filings) after the S-4 has been declared effective by the SEC. As promptly as practicable after the date of this Agreement, Parent and the Company shall properly prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal or state laws and Parent shall properly prepare and file any filings required under state securities or "blue sky" laws, in each case, relating to the Merger and the transactions contemplated by this Agreement and the Plan of Merger (collectively, the "Other Filings"). The Company shall promptly furnish Parent with all information concerning the Company and the Shareholders as may be reasonably required in connection with any action contemplated by this Section 7.4, including without limitation a tax opinion as required by Section 10.4 as to "reorganization" status of the Merger under Code section 368(a)(i) and appropriate language for inclusion in the Form S-4 with respect to the "reorganization" status of the Merger. Each Party will notify the other Party promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4 or any Other Filing or for additional information and will supply the other Party with copies of all correspondence between such Party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the S-4, the Merger or any Other Filing. Each Party shall promptly provide the other Party (or its counsel) copies of all filings made by such Party with any Governmental Authority in connection with this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby. The S-4 and the Other Filings shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which should be set forth in an amendment or supplement to the S-4 or any Other Filing, Parent or the Company, as the case may be, shall promptly inform the other Party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to Shareholders of the Company, such amendment or supplement.

            7.5 ADVICE OF CHANGES. The Company and Parent shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change, event or circumstance having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on either such Person or which could impair (negatively or positively) its financial projections or forecasts.

            7.6 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use its best commercial efforts to cause to be delivered to Parent a letter of Polakoff Weismann Leen, LLC, the Company's independent accountant, dated a date within two (2) Business Days before the date on which the S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 (and, if requested, a bring-down comfort letter at the closing of the Merger).

            7.7 LETTER OF PARENT'S ACCOUNTANTS. Parent shall use its best commercial efforts to cause to be delivered to the Company a letter of Lazar Levine & Felix, LLP Parent's independent public accountants, dated a date within two (2) Business Days before the date on which the S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 (and, if requested, a bring-down comfort letter at the closing of the Merger).

            7.8 SHAREHOLDERS' APPROVAL. The Company shall:

                  (a) call a special meeting of the Shareholders (the "Shareholders' Meeting") within 30 days (or such other period as may be required by applicable law) after the S-4 shall have been declared effective by the SEC for the purpose of obtaining the approval of the Merger, this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby (the "Shareholder Action"); and

                  (b) recommend that the Shareholders vote in favor of the Merger and approve this Agreement and the Plan of Merger and take or cause to be taken all such other action as may be required by the New Jersey Statute and any other applicable law in connection with the Merger, this Agreement and the Plan of Merger, in each case as promptly as possible. The Company shall prepare and distribute any written notice and other materials relating to the Shareholder Action, including, without limitation, a proxy statement (the "Shareholder Statement"), in accordance with the Certificate and by-laws of the Company, the New Jersey Statute and any other Federal and state laws relating to the Merger, such Shareholders' Meeting or any other transaction relating to or contemplated by this Agreement (collectively, the "Shareholders' Materials"); PROVIDED, HOWEVER, that Parent and its counsel shall have the opportunity to review all Shareholders' Materials prior to delivery to the Shareholders, and all Shareholders' Materials shall be in form and substance reasonably satisfactory to Parent and its counsel; PROVIDED, FURTHER, HOWEVER, that if any event occurs which should be set forth in an amendment or supplement to any Shareholders' Materials, the Company shall promptly inform Parent thereof (or, if such event relates solely to Parent, Parent shall promptly inform the Company thereof), and the Company shall promptly prepare an amendment or supplement in form and substance satisfactory to Parent in accordance with the Certificate and by-laws of the Company, the New Jersey Statute and any other Federal or state laws.

            7.9 LEGAL CONDITIONS TO MERGER. Each Party shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such Party with respect to the Merger and will take all reasonable action necessary to cooperate with and furnish information to the other Party in connection with any such requirements imposed upon such other Party in connection with the Merger. Each Party shall take all reasonable actions necessary:

                        (a) to obtain (and will take all reasonable actions necessary to promptly cooperate with the other Party in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, or other third party, required to be obtained or made by such Party (or by the other Party) in connection with the Merger or the taking of any action contemplated by this Agreement or the Plan of Merger;

                        (b) to defend, lift, rescind or mitigate the effect of any lawsuit, order, injunction or other action adversely affecting the ability of such Party to consummate the transactions contemplated hereby; and (c) to fulfill all conditions precedent applicable to such Party pursuant to this Agreement;

                        (c) if required, to complete all filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") in connection with the Merger and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired by the date the Shareholder Statement is first sent to the Shareholders of the Company (the "Mailing Date").

                  7.10 CONSENTS. Each Party shall use its commercially reasonable efforts, and the other Party shall cooperate with such efforts, to obtain any consents and approvals of, or effect the notification of or filing with, each Person or authority, whether private or governmental, whose consent or approval is required in order to permit the consummation of the Merger and the transactions contemplated hereby and to enable the Surviving Corporation to conduct and operate the business of the Company substantially as presently conducted and as proposed to be conducted.

                  7.11 EFFORTS TO CONSUMMATE. Subject to the terms and conditions herein provided, each of the Parties hereto shall, in good faith, use reasonable effort to do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable laws and regulations, to consummate and make effective the transactions contemplated hereby and by the Plan of Merger and to satisfy or cause to be satisfied all conditions precedent that are applicable to each such Party that are set forth in this Agreement as soon as reasonably practicable (including, without limitation, in the case of the Company cooperating with (and executing and delivering appropriate certifications to) any Person who has been requested by a party hereto to analyze (and/or furnish an opinion with respect to) whether the Merger shall be treated as a tax-free reorganization under the Code).

                  7.12 NOTICE OF PROSPECTIVE BREACH. Each Party hereto shall immediately notify the other Party in writing upon the occurrence of any act, event, circumstance or thing that is reasonably likely to cause or result in a representation or warranty hereunder to be untrue at the Closing, the failure of a closing condition to be achieved at the Closing, or any other breach or violation hereof or default hereunder.

                  7.13 PUBLIC ANNOUNCEMENTS. Each of the Company and the Parent hereto agrees that it shall consult with the other parties before issuing any press releases or otherwise making any public statements with respect to the Merger; and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or as may be advised by counsel to be desirable or appropriate, without the prior written consent of the other. Each Party further agrees that no Party shall unreasonably withhold their written consent to the issuance of a public disclosure referred to in this Section 7.13.

                  7.14 NOTICE OF DEVELOPMENTS. Each party hereto will use all commercially reasonable efforts to ensure that its respective representations and warranties will be accurate and complete at the time this Agreement is executed. However, notwithstanding the foregoing, each party shall at any time from the date of this Agreement throughout the Closing notify the other party if the notifying party becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement or of any development causing a breach of any of its representations and warranties.

                  7.15 AGREEMENT REGARDING PROCEEDINGS. In the event of any threatened, pending or completed claim, action, suit, investigation or any legal, administrative or other proceeding (a "Proceeding") by any Governmental Authority or other Person which questions the validity or legality of the transactions contemplated by this Agreement or seeks to enjoin, restrain or prohibit such transactions, or seeks damages in connection therewith, whether before or after the Effective Time of the

Merger, Parent, Acquisition Sub, the Company, and the Surviving Corporation agree, to the fullest extent permissible by law, to cooperate in the defense thereof.

                  7.16 CERTAIN OBLIGATIONS. The Parent has reviewed Schedule
4.40 and acknowledges that the Director Liabilities, as set forth on such
Schedule 4.40, are the obligations and liabilities of the Company. Parent agrees that it shall satisfy the Director Liabilities and Lafferty Liabilities in cash or by issuing Parent Common Stock, at the Closing as set forth on Schedule 7.16. The amount of Parent Common Stock to be issued pursuant to this Section 7.16 shall be equivalent to (with respect to each of the members of the Company's board of director's listed on Schedule 4.40) the quotient of (i) the Director Liabilities owed as set forth on Schedule 4.40 divided by (ii) the closing price of a share of Parent Common Stock as reported on the American Stock Exchange on the date hereof, or, if the date hereof is not a trading day, the first date prior to the date hereof on which there is a closing price of the Parent Common Stock reported on the American Stock Exchange. By executing this Agreement, the members of the Company's board of directors who are owed Director Liabilities agree to accept Parent Common Stock in lieu of any liabilities owed to them with respect to the Director Liabilities set forth on Schedule 4.40.

                  7.17 PRINCIPAL SHAREHOLDER AGREEMENTS. Notwithstanding anything contained herein to the contrary, the execution of this Agreement by each of the Principal Shareholders shall terminate, effective as of the date hereof, any and all oral or written agreement (other than this Agreement), understanding or similar arrangement (to the extent not set forth on Schedule
3.2 or specifically set forth in this Agreement) to which any such Principal Shareholder is a direct or indirect party or beneficiary and to which the Company, its affiliates or agents, is a direct or indirect party or beneficiary without any further liability or obligations of the Company, its successors, assigns, affiliates or agents.

                  7.18 CERTAIN LOAN AND PROMISSORY NOTE. Concurrently with the execution of this Agreement, the Parent agrees that it will lend to the Company $250,000 and that the Company shall issue a promissory note in favor of the Parent (the "Parent Promissory Note"), which note is substantially in the form attached hereto as Exhibit 7.18. The terms and provisions of the Parent Promissory Note shall set forth the following: (i) that the note shall be due and payable only in the event the Closing does not occur by June 16, 2000, (ii) that if the Closing shall occur, the Parent Promissory Note shall be forgiven,
(iii) the maturity of the Note shall be the 5th business day after the termination of this Agreement; and (iv) in the event the note is not paid at maturity, any unpaid amount thereunder shall be automatically converted into 225,000 shares of the Company's common stock to be registered with the Securities and Exchange Commission for resale within 150 days of maturity.

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATIONS

                  The obligations of each Party to perform this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby will be subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by each other Party:

            8.1 SHAREHOLDER APPROVAL; AGREEMENT OF MERGER. This Agreement, the Plan of Merger and the Merger shall have been approved and adopted by at least a majority of the outstanding shares voting of Company Common Stock, and the Plan of Merger shall have been executed and delivered by Acquisition Sub and the Company and filed with and accepted by the Treasurer of the State of New Jersey.

            8.2 APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

            8.3 LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Federal or state court or other Governmental Authority and remain in effect.

            8.4 S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

            8.5 LEGISLATION. No Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated by this Agreement or the Plan of Merger or any of the conditions to the consummation of such transactions.

            8.6 TAX-FREE REORGANIZATION. The Company and Parent shall be reasonably satisfied that the Merger shall be treated for Federal income Tax purposes as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, by reason of Section 368(a)(2)(E) of the Code.

                                   ARTICLE IX

            CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION SUB

            The obligations of Parent to perform this Agreement and to consummate the transactions contemplated hereby and of Acquisition Sub to perform this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby will be subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by Parent and Acquisition Sub:

            9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Principal Shareholders set forth in Article III and the representations and warranties of the Company set forth in Article IV hereof shall in each case be true and correct in all respects as of the date of this Agreement, and as of the effective date of the Shareholder Action and as of the Closing Date as though made at and as of such dates, respectively.

            9.2 PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement and the Plan of Merger prior to or as of the Closing Date.

            9.3 AUTHORIZATION OF MERGER.

                  (a) As of the Mailing Date, all action necessary to authorize the execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors and the Parent shall have received copies of all resolutions evidencing same certified by the Secretary of the Company. The Company shall have full power and right to effect the Merger on the terms provided herein.

                  (b) As of the Mailing Date, all action necessary to authorize the execution, delivery and performance of the Transaction Documents by each Principal Shareholder, with respect to himself/itself, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by each of the Principal Shareholders, with respect to himself/itself, and the Parent shall have received copies of all resolutions evidencing same certified by the Secretary of the Company. The Principal Shareholders shall have full power and right to effect the Merger on the terms provided herein.

                  (c) As of the Effective Time, all action necessary to authorize the execution, delivery and performance of the Transaction Documents by the Shareholders and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Shareholders, and the Parent shall have received copies of all resolutions evidencing same certified by the Secretary of the Company. The Shareholders of the Company shall have full power and right to effect the Merger on the terms provided herein.

            9.4 MERGER FILING. The Merger Filing shall be duly executed by the Company.

            9.5 CERTIFICATE. Parent and Acquisition Sub shall have received a certificate dated the Closing Date, signed by the President of the Company as to the satisfaction of the conditions contained in Sections 9.1 through 9.3.

            9.6 GOOD STANDING CERTIFICATES. A certificate of the appropriate officials, as of a recent date, of the due organization and good standing to do business and tax standing of the Company in New Jersey and in each jurisdiction wherein the conduct of its business or the ownership of operation of Assets requires the Company to maintain qualification as a foreign corporation.

            9.7 OPINION OF THE COMPANY'S COUNSEL. Parent and Acquisition Sub shall have received an opinion in the form set forth on Exhibit 9.7, dated the Closing Date, of Drinker Biddle & Shanley, LLP, a Pennsylvania limited liability partnership ("DB&S"), counsel to the Company.

            9.8 ACCEPTANCE BY COUNSEL TO PARENT AND ACQUISITION SUB. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to Morrison Cohen Singer & Weinstein, LLP, counsel for Parent and Acquisition Sub.

            9.9 CONSENTS AND APPROVALS. Parent and Acquisition Sub shall have received duly executed copies of all consents set forth on Schedule 4.5, and other consents and approvals contemplated by this Agreement, in form and substance satisfactory to Parent and Acquisition Sub.

            9.10 GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. All consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required for or in connection with the execution and delivery by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby shall have been obtained or made.

            9.11 TRANSACTION DOCUMENTS. Each of the Transaction Documents shall be in full force and effect as of the Effective Time in accordance with the respective terms thereof, and each Person or entity who or which is required or contemplated by the parties hereto to be a party to any Transaction Documents who or which did not theretofore enter into such Transaction Documents shall execute and deliver such Transaction Documents.

             9.12 REPAYMENT OF INDEBTEDNESS. The Company shall have repaid in full any principal and interest outstanding on the Company's indebtedness ("Company EDA Indebtedness") owed to the New Jersey Economic Development Authority ("NJEDA") pursuant to a Loan Agreement dated July 31, 1996 and/or any amendment, addition or deletion thereto (the "Loan Agreement"). On the Closing Date, Parent shall advance (the "EDA Advance") such funds as shall be required to repay the Company EDA Indebtedness as set forth on Schedule 9.12. The Company represents and warrants that (i) no payment required by the "Premium upon the Sale of a Controlling Interest of the Borrower" section of the $500,000 Direct Loan Promissory Note dated July 31, 1996 between the Company and the NJEDA or
(ii) any other payment, penalty, interest or similar charge or expense to the Company or any of its successors or assigns shall be due if the Company EDA Indebtedness is satisfied in the manner contemplated by this Section 9.12. In addition, the Company shall deliver to Parent and Acquisition Sub such evidence from the NJEDA, in form and substance acceptable to the Parent and the Acquisition Sub, that (i) and (ii) of this Section 9.12 shall be satisfied and that the Company EDA Indebtedness has been repaid in full.

            9.13 CONFIDENTIALITY, NON-COMPETITION AND NO SOLICITATION AGREEMENTS. Each of the Principal Shareholders, with respect to himself/itself only, and all the employees of the Company shall have executed and delivered to the Parent a Confidentiality Agreement, a Non-competition Agreement and a No Solicitation Agreements in form and substance acceptable to Parent. Such agreements shall only contain those provisions as are set forth in Article XI hereof.

            9.14 SCHEDULES. Parent and Acquisition Sub shall have determined in its sole discretion, exercised in good faith, that the respective observations of Parent and Acquisition Sub made during their review of the schedules to this Agreement disclosed no material information regarding the Company unsatisfactory to the Parent or Acquisition Sub.

            9.15 SETTLEMENT AGREEMENT. Each and every party to that certain Stock Purchase and Settlement Agreement (the "Settlement Agreement") dated January 19, 1998 between Holmes Bailey, Judith Bailey, the Company, G.E.M. USA, Inc. and Abel Sheng have fully satisfied all of the liabilities and obligations under the Settlement Agreement, including the full payment, satisfaction and cancellation of all promissory notes contained therein, and the Parent and Acquisition Sub shall have received evidence of the foregoing in form and substance acceptable to it.

            9.16 DEMINIMUS QUANTITY EXEMPTION. The Company shall comply with New Jersey's Industrial Site Recovery Act, N.J.S.A. 13:1K-6 and shall have filed the Deminimus Quantity Exemption application for the Company's current facility located in Hanover.

            9.17 UCC TERMINATION STATEMENTS. Upon satisfaction of the obligations set forth in Section 7.16, (i) the Company will provide Parent with duly executed UCC-3 termination statements in form and content satisfactory to extinguish all security interests and/or liens created by Directors' Loans against any and all assets of the Company and (ii) each of the applicable members of the Company's board of directors shall execute a termination and satisfaction notice with respect to the Director Liabilities set forth opposite each of their names on Schedule 4.40.

                                   ARTICLE X

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY
                         AND THE PRINCIPAL SHAREHOLDERS

            The obligations of the Company and the Principal Shareholders to perform this Agreement and the Plan of Merger, and to consummate the transactions contemplated hereby and thereby will be subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Company and the Principal Shareholders:

            10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Acquisition Sub set forth in Article V hereof shall be true and correct in all material respects (except for any representation or warranty that by its terms is qualified by materiality, in which case it shall be true and correct in all respects) as of the date of this Agreement, and as of the Closing Date as though made at and as of such dates, respectively.

            10.2 PERFORMANCE OF OBLIGATIONS OF PARENT AND ACQUISITION SUB. Parent and Acquisition Sub shall have performed in all material respects their respective obligations required to be performed by them under this Agreement and the Plan of Merger prior to or as of the Closing Date.

            10.3 AUTHORIZATION OF MERGER. All action necessary to authorize the execution, delivery and performance of the Transaction Documents by Parent, the execution, delivery and performance of this Agreement and the Plan of Merger by Acquisition Sub, and the consummation of the transactions contemplated hereby and by the Plan of Merger shall have been duly and validly taken by the board of directors of Parent and Acquisition Sub and by Parent as the sole shareholder of Acquisition Sub, and the Company shall have received copies of all such resolutions certified by the respective Secretary of Parent and Acquisition Sub.

            10.4 CERTIFICATE. The Company shall have received a certificate dated the Closing Date, signed by the President of each of Parent and Acquisition Sub as to the satisfaction of the conditions contained in Sections
10.1 through 10.3, except to the extent waived by the Company.

            10.5 GOOD STANDING CERTIFICATES. A certificate of the appropriate officials, as of a recent date, of the due organization and good standing to do business and tax standing of each of the Parent and Acquisition Sub in New Jersey and in each jurisdiction wherein the conduct of its business or the ownership of operation of its business requires such Person to maintain qualification as a foreign corporation.

            10.6 OPINION OF PARENT'S COUNSEL. The Company and the Principal Shareholders shall have received an opinion dated the Closing Date of Morrison Cohen Singer & Weinstein, LLP, counsel to Parent and Acquisition Sub in form and substance reasonably satisfactory to the Company, in the form annexed hereto as
Exhibit 10.6.

            10.7 ACCEPTANCE BY COUNSEL TO COMPANY. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to S&F.

            10.8 CONSENTS AND APPROVALS. The Company shall have received duly executed copies of all consents referenced in Section 5.4 and other consents and approvals contemplated by this Agreement in form and substance reasonably satisfactory to the Company.

            10.9 GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. All consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required for or in connection with the execution and delivery by Parent and Acquisition Sub of the Transaction Documents and the consummation by the Parent and the Acquisition Sub of the transactions contemplated hereby and thereby shall have been obtained or made.

            10.10 TRANSACTION DOCUMENTS. Each of the Transaction Documents shall be in full force and effect as of the Effective Time in accordance with the respective terms thereof, and each Person who or which is required or contemplated by the parties hereto to be a party to any Transaction Documents who or which did not theretofore enter into such Transaction Documents shall execute and deliver such Transaction Documents.

                                   ARTICLE XI

                CONFIDENTIALITY, NON-COMPETE AND NO SOLICITATION

                  11.1 CONFIDENTIALITY. From and after the date hereof, the Principal Shareholders agree not to divulge, communicate, use to the detriment of the Parent, Acquisition Sub, or the Company or for the benefit of any other Person, or misuse in any way, any confidential information or trade secrets included in or relating to the Company or its Assets including, without limitation, personnel information, secret processes, know-how, customer lists or other technical data.

            11.2 NON-COMPETE.

                  (a) Until the first anniversary of the Closing Date, no Principal Shareholder and no Affiliate of any Principal Shareholder shall, anywhere in North America or Europe, directly or indirectly, alone or in association with any other Person, firm corporation or other business organization (i) acquire or own in any manner, any interest in any Person that is engaged in any facet of the power measurement and/or noise generation business (the "Business") of the Parent or Acquisition Sub or its subsidiaries or affiliates (collectively, the "Purchasing Companies"), (ii) engage in any facet of the Business of the Company or compete in any way with the Business of the Purchasing Companies, (iii) be employed in any capacity by, serve as an employee of, or consultant or be an advisor to, or otherwise participate in the management or operation of, any Person that (x) engages in any facet of the Business of the Parent, or (y) competes with the Business of the Parent in any way.

                  (b) The parties hereto intend that the covenants contained in this Section 11.2 shall be construed as a series of separate covenants, one for each state or country. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 11.2(a) above. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in Section 11.2(a), then such unenforceable covenant shall be deemed reduced in scope or, if necessary, eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

                  (c) The provisions of this Section 11.2 shall not apply to investments by the Principal Shareholders in shares of stock traded on a national securities exchange or on the national over-the-counter market which shall have an aggregate market value, at the time of acquisition, of less than 5% of the outstanding shares of such stock.

      Each of the Principal Shareholders acknowledge that the provisions of this
Section 11.2, and the period of time, geographic area and scope and type of restrictions on its activities set forth herein, are reasonable and necessary for the protection of the Parent and the Acquisition Sub and are an essential inducement to the Parent and the Acquisition Sub entering into the Transaction Documents to which they are a party and consummating the transactions contemplated thereby.

            11.3 NO SOLICITATION. No Principal Shareholder shall to, from and after the Closing Date, and for a period of one (1) year thereafter, directly or indirectly, for itself or on behalf of any other Person, employ, engage or retain any Person who, at any time during the preceding 12-month period, shall have been an employee of the Parent, Acquisition Sub, or the Company, or contact any supplier, customer or employee of the Company for the purpose of soliciting or diverting any such supplier, customer or employee of the Parent, Acquisition Sub, or the Company.

                                  ARTICLE XII

                                INDEMNIFICATION

            12.1 INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless the Parent, Acquisition Sub and (after the Merger) Surviving Corporation from and against, without duplication, all costs, fees, liabilities, Taxes, charges, claims, expenses, losses and damages, including reasonable legal expenses and costs of investigation (both of those incurred in connection with the defense or prosecution of an indemnifiable claim and those incurred in connection with the enforcement of this provision), as and when actually incurred or as and when actually paid by the Parent, Acquisition Sub and Surviving Corporation or any of their respective subsidiaries, successors, assigners, officers, employees, directors, agents or affiliates, arising out of or in connection with any action or proceeding (collectively "Losses") as a result of or arising in connection with:

                  (a) the breach of any of the Company's or where applicable Principal Shareholder's representations, warranties or agreements contained in the Transaction Documents;

                  (b) the commencement and/or prosecution of any action brought against Parent or Surviving Corporation by a Principal Shareholder (or equity interest holder) or former Shareholder (or equity interest holder) of the Company, or any predecessor thereof or any Person acquired thereby, arising out of or relating to the purchase of all or a portion of such Person's capital stock or the acquisition of all or substantially all of the Assets of the entity the capital stock of which was owned by such Person or, in each case, any direct or indirect shareholder of any of the foregoing;

                  (c) the actual or threatened commencement of any proceeding, suit or action against Parent, Surviving Corporation or any direct or indirect Subsidiary thereof, or any director, officer, agent or employee of any of them, which, if determined adversely thereto (regardless of the actual determination thereof) would result in a Loss (any such pending or threatened suit or action being a "Covered Action"); or

                  (d) any and all actions, suits or proceedings, claims or demands incident to any of the foregoing or such indemnities.

            12.2 INDEMNIFICATION BY PRINCIPAL SHAREHOLDER. The Principal Shareholders agree to indemnify and hold harmless the Parent, Acquisition Sub and Surviving Corporation from and against, without duplication, all costs, fees, liabilities, Taxes, charges, claims, expenses, losses and damages, including reasonable legal expenses and costs of investigation (both of those incurred in connection with the defense or prosecution of an indemnifiable claim and those incurred in connection with the enforcement of this provision), as and when actually incurred or as and when actually paid by the Parent, Acquisition Sub and Surviving Corporation or any of their respective subsidiaries, successors, assigners, officers, employees, directors, agents or affiliates, arising out of or in connection with any Losses as a result of or arising in connection with the breach of any such Principal Shareholder's representations, warranties, covenants or agreements contained in those sections of the Agreement set forth above their name on the signature page hereto. Prior to Closing, no Principal Shareholder shall have any indemnification obligations hereunder.

            12.3 INDEMNIFICATION BY PARENT AND ACQUISITION SUB. The Parent and Acquisition Sub agree to indemnify and hold harmless the Company from and against, without duplication, all Losses arising out of or in connection with any action or proceeding as a result of or arising in connection with the breach of any of the Parent or Acquisition Sub's representations, warranties or agreements contained in the Transaction Documents.

            12.4 LOSS INDEMNITY PROCEDURE. Upon learning of the commencement of a Covered Action or the actual receipt by the parties claiming a right of indemnification (the "Indemnified

Party") of information relating to the purported existence of facts or circumstances which could result in the commencement of a Covered Action or other incurrence of Loss, the Indemnified Party shall promptly, but no later than fifteen (15) days after learning of such commencement or receipt, give notice ("Indemnification Notice") thereof, with reasonable specificity of the facts as then known to the party having the indemnification obligation (the "Indemnifying Party"); provided, however, failure to give timely such notice shall not release the Indemnifying Party of its obligations hereunder except, and only, to the extent the Indemnifying Party suffers actual prejudice as a proximate result of such failure.

                  (a) The Indemnifying Party shall have the right to assume the defense of any such Covered Action by giving written notice (the "Assumption Notice") to the Indemnified Party within 20 days after notice given pursuant to this Section 12.4 which Assumption Notice shall state that (i) the Indemnifying Party agrees that the claimant is entitled to indemnification hereunder and that any resulting Loss for which it is or they are liable; and (ii) it agrees or they agree to assume the defense thereof in the name and on behalf of the Indemnified Party with counsel reasonably satisfactory to the Indemnified Party, in either event at the sole cost and expense of the Indemnifying Party; provided, however, (x) all such costs and expenses of the foregoing counsel, if not paid by the Indemnifying Party and instead paid by the Indemnified Party shall be Losses for which the Indemnified Party is indemnified under this
Section 12.4, (y) the Indemnified Party, notwithstanding the timely delivery of an Assumption Notice, may participate in such Covered Action through counsel separately selected and paid for by the Indemnified Party, and (z) if no Assumption Notice is timely given, or despite the giving of the Assumption Notice the defendants in any Covered Action include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, the Indemnified Party shall have the right to select one separate counsel to conduct the defense of such action on its behalf, and all such costs and expenses shall be paid by the Indemnifying Party and, if paid by the Indemnified Party, shall be Losses under this Section
12.4. The Indemnified Party may take such action with respect to a Covered Action as it may deem appropriate to protect against further damage or default, including obtaining an extension of time to answer the complaint or other pleading or filing an answer thereto.

                  (b) In no event shall a Principal Shareholder (where a Principal Shareholder is the Indemnifying Party or where the Principal Shareholders are Indemnifying Parties) consent to the entry of any judgment or enter into any settlement without the written consent of Surviving Corporation, which shall not be unreasonably withheld or delayed. Subject to Section 12.4(a) above, no Indemnified Party shall consent to the entry of any judgment or enter into any settlement relating to a Loss without the written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

            12.5 DURATION OF INDEMNIFICATION. Liability for indemnification under this Article XII shall expire on the second anniversary of the Closing Date (or, in the case of indemnification arising out of the breach of a representation or warranty, the survival period of such representation or warranty under Section 15.1 below).

            12.6 NO CLAIM AGAINST SURVIVING CORPORATION/COMPANY. In no event following Closing may any Principal Shareholder seek or assert any claim whatsoever, whether for contribution or otherwise, against Surviving Corporation arising out of any facts or any action or failure to act by the Company or a Principal Shareholder existing or occurring prior to or as of the Closing, including, without limitation, based upon any breach of any representation, warranty, covenant or condition herein by the Company or a Principal Shareholder, whether by way of contribution based upon the gross negligence or willful misconduct of the Company or a Principal Shareholder, or otherwise.

            12.7 LIMITATIONS ON INDEMNITY.

                  (a) The parties acknowledge and agree that each Principal Shareholder shall only have liability hereunder for the Losses incurred by the Parent or the Acquisition Sub arising directly out of any breach of any representation, warranty, covenant or other agreement made by such Principal Shareholder hereunder; provided, however, that (i) notwithstanding anything herein to the contrary, in no event shall such Principal Shareholder be liable for any such Loss unless and until the aggregate amount of all Losses suffered by the Parent and the Acquisition Sub caused by such Principal Shareholder's breach exceeds the Threshold and then such Principal Shareholder shall only be liable for the excess thereof and (ii) in no event shall such Principal Shareholder be liable for any Losses suffered by the Parent and the Acquisition Sub in excess of the Cap. As used in this Section 12.7(a), with respect to any Principal Shareholder, the Threshold shall mean, 1% of(i) the product of (A) the number of shares of Parent Common Stock received by such Principal Shareholder in the Merger multiplied by (B) the closing price of a share of Parent Common Stock as reported on the American Stock Exchange on the Closing Date or, if the Closing Date is not a trading day, the first date prior to the Closing Date on which there is a closing price of the

Parent Common Stock reported on the American Stock Exchange (the "AMEX Closing Price"). As used in this Section 12.7(a), with respect to any Principal Shareholder, the Cap shall mean, 10% of (i) the product of (A) the number of shares of Parent Common Stock received by such Principal Shareholder in the Merger multiplied by (B) the AMEX Closing Price.

                  (b) The parties acknowledge and agree that Parent and Acquisition Sub shall only have liability hereunder for the Losses incurred by the Company and Principal Shareholders arising directly out of any breach of any representation, warranty, covenant or other agreement made by Parent and Acquisition Sub hereunder; provided, however, that (i) notwithstanding anything herein to the contrary, in no event shall the Parent and Acquisition Sub be liable for any such Losses unless and until the aggregate amount of all Losses suffered by the Company and Principal Shareholders caused by such Parent and/or Acquisition Sub's breach exceed the Parent Threshold and then the Parent and Acquisition Sub shall only be liable for the excess thereof and (ii) in no event shall the aggregate liability of the Parent and the Acquisition Sub to provide indemnification for Losses under this Article XII exceed the Parent Cap (regardless of whether Persons (other than Parent and Acquisition Sub) suffer aggregate Losses in excess of the Parent Cap). As used in this Section 12.7(b), with respect to the Parent and Acquisition Sub, the Parent Threshold shall mean 1% of (i) the product of (A) the number of shares of Parent Common Stock received by such Principal Shareholder in the Merger multiplied by (B) AMEX Closing Price. As used in this Section 12.7(a), with respect to any Principal Shareholder, the Cap shall mean, 10% of (i) the product of (A) the number of shares of Parent Common Stock received by such Principal Shareholder in the Merger multiplied by (B) the AMEX Closing Price.

            12.8 OTHER INDEMNIFICATION PROVISIONS.

                  (a) Unless otherwise specifically provided herein, the indemnification provisions of this Article XII shall, absent fraud, be the sole and exclusive remedy of the parties for any breach of any covenants, representations or warranties made by any other Party in this Agreement and each Party hereby waives all statutory, common law and other claims with respect thereto, other than claims for indemnification pursuant to this Article XII and claims based on fraud.

                  (b) Indemnification hereunder shall include liability for any special, incidental, punitive or consequential damages to the extent the Indemnified Party is required to pay such amount to a third party. Except as expressly provided in the preceding sentence, there shall be no indemnification by any party for any special, incidental, punitive or consequential damages.

                  (c) In calculating amounts payable to an Indemnified Party, the amount of the indemnified Losses shall be computed net of(i) payments that the Indemnified Party actually receives under any insurance policy with respect to such Losses, (ii) the net amount of any prior or subsequent recovery by the Indemnified Party from any third party with respect to such Losses, and (iii) any Tax benefit to the Indemnified Party with respect to such Losses.

                                  ARTICLE XIII

                      PAYMENT OF CERTAIN FEES AND EXPENSES

            13.1 PAYMENT OF CERTAIN FEES AND EXPENSES.

                  (a) Except as set forth below in this Section 13.1, Parent and the Company shall pay its own expenses that are incidental to negotiation, preparation, execution, delivery of the Transaction Documents and the Closing whether or not this Agreement and the transactions contemplated hereby are actually consummated; it being understood that the Company shall not be permitted to incur more than $150,000 of legal fees and accounting fees in connection with the negotiation, preparation, execution and delivery of the Transaction Documents and the Closing, including any amounts previously paid or incurred in any proposed transaction with Parent and/or Acquisition Sub ("Permitted Transaction Costs"). Any unpaid Permitted Transaction Costs shall be paid by the Parent in full at Closing and any transaction costs in excess of the Permitted Transaction Costs shall be paid on or before closing by Yves Guyomar.

                  (b) If (i) this Agreement is terminated by Parent or Acquisition Sub pursuant to Section 14.1(b)(except Section 8.2 through Section
8.6 to the extent the Company uses its reasonable commercial efforts to see the conditions of Section 8.2 through Section 8.6 fulfilled) or Section 14.1(c) (except Section 9.8, Section 9.10 and Section 9.15 to the extent the Company uses its reasonable commercial efforts to see the conditions of Section 9.8,
Section 9.10 and Section 9.15 fulfilled) and (ii) the Company and/or Principal Shareholders enter into an Acquisition Transaction involving a third party within one year after such termination, then the Company agrees to pay the Parent within sixty (60) days following the entering into of such Acquisition Transaction (A) $100,000 plus (B) up to a maximum amount of $500,000 of all out-of-pocket expenses (including, without limitation, all attorneys' fees, investment banking fees, printing costs, governmental filing and other governmental fees, and finder's fees and expenses) incurred by the Parent and Acquisition Sub in connection with the transactions contemplated by this Agreement (collectively the "Break-Up Fee") as reimbursement for the lost profit opportunity of Parent and the time and expense of Parent's executives. Parent and Acquisition Sub hereby waive any and all right, claim or interest for any fees or expenses incurred by Parent or Acquisition Sub in any prior proposed transaction between the Company and Parent and/or Acquisition Sub. Company hereby waives any and all right claim or interest for any fees or expenses incurred by the Company in any prior proposed transaction between the Company and Parent and/or Acquisition Sub.

                  (c) In the event that the Closing occurs, each Principal Shareholder shall indemnify and hold the Parent and the Surviving Corporation harmless from all legal and professional fees incurred by such Principal Shareholder (other than the Permitted Transaction Costs) in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the Closing.

                                  ARTICLE XIV

                TERMINATION; AMENDMENT, MODIFICATION AND WAIVER

            14.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, notwithstanding the approval by Parent, Acquisition Sub and the Company of this Agreement, at any time prior to the Effective Time, by:

                  (a) the mutual consent of Parent, Acquisition Sub and the Company.

                  (b) Parent, Acquisition Sub or the Company, if:

                        (i) the conditions set forth in Article VIII hereof shall not have been met and the Merger has not occurred by June 16, 2000, which date may be extended at the discretion of the Parent or Acquisition Sub, except if such conditions have not been met solely as a result of the action or inaction of the party seeking to terminate; or

                        (ii) the other party or parties have materially breached at the time made a representation and warranty, covenant or agreement set forth herein and such breach is not cured (if curable) within 15 days following written notice thereof from the non-breaching party;

                  (c) Parent and Acquisition Sub if the conditions set forth in
Article IX hereof shall not have been met (or waived by the Person(s) entitled to satisfaction thereof), and the Company if the conditions set forth in Article X hereof shall not have been met (or waived by the Person(s) entitled to satisfaction thereof), in either case by June 16, 2000 which date may be extended at the discretion of Parent or Acquisition Sub, except if such conditions have not been met solely as a result of the action or inaction of the party seeking to terminate. Notwithstanding the provisions of this Section 14.1(c), the Company shall have the right to terminate this Agreement and abandon the Merger after September 15, 2000, except if the Merger cannot be completed by such date as a result of the action or inaction of the party seeking to terminate.

                  (d) Parent and Acquisition Sub on the one hand, or the Company on the other hand, if such party or parties shall have determined in its or their sole discretion, exercised in good faith, that the Merger contemplated by this Agreement and the Plan of Merger has become impracticable by reason of the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the Merger, so long as such litigation, proceeding or investigation has not been instituted, initiated, commenced or undertaken without the approval of the party or parties seeking to terminate the Agreement (which in the Company's case would include any actions of the Principal Shareholders).

                  (e) Parent or Acquisition Sub if during the sixty (60) day period after the date of this Agreement, Parent shall have determined in its sole discretion, exercised in good faith, that the respective observations of Parent and Acquisition Sub made during their due diligence process disclosed information regarding the Company unsatisfactory to it and such information is
(i) material and (ii) not adequately disclosed in this Agreement.

Any termination pursuant to this Section 14.1 shall be effected by written notice from the party or parties so terminating to the other parties hereto.

            14.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 14.1, this Agreement shall be of no further force or effect and no party hereto, nor its shareholders, directors, officers or affiliates, shall have any liability in connection herewith; PROVIDED, HOWEVER, that Article XII, Article XIII, this Section 14.2 and Article XV shall survive the termination of this Agreement. Notwithstanding the foregoing, except as set forth in the following sentence, this Section 14.2 shall not relieve any party from liability in connection with an intentional or willful material breach of this Agreement prior to its termination. If this Agreement is terminated by the Company pursuant to Section 14.1(b)(ii), then the Company's obligation to repay the Parent Promissory Note shall be cancelled ("Parent Break-up Fee") and the Parent and Acquisition Sub shall be relieved from any liability in connection with any termination or breach of this Agreement, whether intended, willful or otherwise.

                                   ARTICLE XV

                                 MISCELLANEOUS

             15.1 SURVIVAL; EFFECT OF DISCLOSURE. Except as otherwise specifically provided herein all statements, representations, warranties and covenants shall survive the Closing for two (2) years, regardless of any inspection or discovery whether by reason of due diligence or otherwise, and shall remain in effect continuously during such period; provided that the representations, warranties and covenants set forth in (a) Sections 3.4, 4.4 and
4.28 shall survive indefinitely and remain in effect continuously after the Closing and (b) Sections 4.11, 4.14 and 4.25 shall survive and remain in effect continuously after the Closing for the lesser of (i) seven (7) years and the (i) statute of limitations applicable to the subject representation, warranty or covenant. None of the Company, Parent or Acquisition Sub shall be liable or bound in any manner by representations, warranties, covenants or agreements pertaining to the subject matter of this Agreement, whether express or implied, or any other matter whatsoever, which are made or furnished by any Person representing or purporting to represent the Company, Parent or Acquisition Sub unless and only to the extent that such representations, warranties, covenants, or agreements are expressly and specifically set forth in this Agreement or the Exhibits or Schedules hereto or in any certificate or other agreement, document or instrument delivered pursuant to the provisions of this Agreement.

            15.2 ENTIRE AGREEMENT. This Agreement and the Plan of Merger (including the Schedules and the Exhibits attached hereto) and the other writings referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto.

            15.3 DESCRIPTIVE HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

            15.4 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by telecopier, with confirmation as provided above addressed as follows:

                    if to Parent or Acquisition Sub, to:

                    Wireless Telecom Group Inc.
                    East 64 Midland Avenue
                    Paramus, NJ 07652
                    Attention: Edward Garcia
                    Telephone: (201) 261-8797
                    Telecopier:(201) 261-8339

                    with a copy to:

                    Morrison Cohen Singer & Weinstein, LLP
                    750 Lexington
                    New York, NY 10022
                    Attention: Robert H. Cohen, Esq.
                    Telephone: 212-735-8600
                    Telecopier:212-735-8708

                    if to the Company, to:

                    Boonton Electronics Corp.
                    25 Eastmans Road
                    P.O. Box 465
                    Parsippany, NJ 07054
                    Attention: President
                    Telephone: (973) 386-9696
                    Telecopier: (973) 386-9191

                    with a copy to:

                    Drinker, Biddle & Shanley LLP
                    500 Campus Drive
                    Florham Park, NJ 07932-1047

                    Attention: Michael E. Helmer, Esq.
                    Telephone: 973-360-1100
                    Telecopier: 973-360-9831

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received: (a) in the case of personal delivery or telecopy, on the date of such delivery; (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent; and (c) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

            15.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

            15.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the New Jersey Statute and with the laws of the State of New Jersey applicable to contracts made and to be performed wholly therein without regard to such state's principles of conflicts of law.

            15.7 BENEFITS OF AGREEMENT. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and shall not confer any rights or benefits on any other persons or entities. This Agreement shall not be assignable by any party hereto without the consent of the other parties hereto; PROVIDED, HOWEVER, that anything contained herein to the contrary notwithstanding, Acquisition Sub may assign and delegate any or all of its rights and obligations hereunder to any other direct or indirect wholly-owned subsidiary of Parent.

            15.8 PRONOUNS. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

            15.9 WAIVER, AMENDMENT AND MODIFICATION.

                  (a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

                  (b) No amendment, supplement or modification of or to any provision in this Agreement, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally. Any (i) amendment, supplement or modification hereto, (ii) consent hereunder or (iii) waiver of any provision (collectively, "Modification") of this Agreement or of any of the Notes shall be effective if given pursuant to a written agreement signed by the parties to this Agreement.

            15.10 SPECIFIC PERFORMANCE. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

            15.11 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

             IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Reorganization to be executed on its behalf as of the day and year first above written.

                                        WIRELESS TELECOM GROUP INC.

                                        By: /s/ Edward Garcia
                                           --------------------------------
                                        Name:  Edward Garcia

                                        Title: Chief Executive Officer


                                        WTT ACQUISITION CORP.

                                        By: /s/ Edward Garcia
                                           --------------------------------
                                        Name:  Edward Garcia

                                        Title: Chief Executive Officer


                                        BOONTON ELECTRONICS CORP.

                                        By: /s/ Yves Guyomar
                                           --------------------------------

                                        Name:  Yves Guyomar

                                        Title: President and CEO

The undersigned shall have no liability under the aforesaid Agreement and Plan of Reorganization except with respect to Article 3, Article 6, Sections 7.3, 7.17, 9.1 (as to the Principal Shareholders representations only), 9.3(b), 9.13,
Article 11, Article 12, Section 13.1(a) (solely with respect to the liability of Yves Guyomar in connection with transaction costs in excess of the Permitted Transaction Costs), Section 13.1(c), Article 14, and Article 15.

PRINCIPAL SHAREHOLDERS

/s/ DANIEL AUZAN
----------------------------------
DANIEL AUZAN

/s/ RONALD T. DEBLIS
----------------------------------
RONALD T. DEBLIS

/s/ JACK FRUCHT
----------------------------------
JACK FRUCHT

/s/ YVES GUYOMAR
----------------------------------
YVES GUYOMAR

/s/ ABEL SHENG
----------------------------------
ABEL SHENG

/s/ OTTO H. YORK
----------------------------------
OTTO H. YORK

/s/ JOHN M. YOUNG
----------------------------------
JOHN M. YOUNG


G.E.M. USA, INC.


By: /s/ HENRI TRIEBEL
    ------------------------------
    Name:  HENRI TRIEBEL
    Title: GENERAL MANAGER

SIDCO INVESTMENT, INC.

By: /s/ ABEL SHENG
    ------------------------------
    Name:  ABEL SHENG
    Title: PRESIDENT

With respect to Section 7.16, the undersigned members of the Company's board of directors agree to accept Parent Common Stock in lieu of any liabilities owed to them with respect to the Director Liabilities set forth on Schedule 4.40.

DIRECTORS

/s/ DANIEL AUZAN
------------------------------
DANIEL AUZAN

/s/ JACK FRUCHT
------------------------------
JACK FRUCHT

/s/ YORK RESOURCES
------------------------------
YORK RESOURCES

/s/ OTTO YORK
------------------------------
OTTO YORK

/s/ JOHN YOUNG
------------------------------
JOHN YOUNG

/s/ ABEL SHENG
------------------------------
ABEL SHENG